REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Huntington Bancshares Incorporated

Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2012 expressed an unqualified opinion on the Company's internal control over financial reporting.

Columbus, Ohio

February 17, 2012

Huntington Bancshares Incorporated

Consolidated Balance Sheets

	December 31,
(dollar amounts in thousands, except number of shares)	2011	2010
Assets
Cash and due from banks	$1,115,968	$847,888
Interest-bearing deposits in banks	90,943	135,038
Trading account securities	45,899	185,404
Loans held for sale	1,618,391	793,285
(includes $343,588 and $754,117 respectively, measured at fair value)(1)
Available-for-sale and other securities	8,078,014	9,895,244
Held-to-maturity securities	640,551	---
Loans and leases (includes $296,250 and $522,717 respectively, measured at fair value):(2)
Commercial and industrial loans and leases	14,699,371	13,063,293
Commercial real estate loans	5,825,709	6,651,156
Automobile loans and leases	4,457,446	5,614,711
Home equity loans	8,215,413	7,713,154
Residential mortgage loans	5,228,276	4,500,366
Other consumer loans	497,568	563,827
Loans and leases	38,923,783	38,106,507
Allowance for loan and lease losses	(964,828)	(1,249,008)
Net loans and leases	37,958,955	36,857,499
Bank owned life insurance	1,549,783	1,500,401
Premises and equipment	564,429	491,602
Goodwill	444,268	444,268
Other intangible assets	175,302	228,620
Accrued income and other assets	2,168,149	2,440,393
Total assets	$54,450,652	$53,819,642
Liabilities and shareholders' equity
Liabilities
Deposits in domestic offices
Demand deposits - noninterest-bearing	$11,157,805	$7,216,751
Interest-bearing	31,761,039	34,254,807
Deposits in foreign offices	360,781	382,340
Deposits	43,279,625	41,853,898
Short-term borrowings	1,441,092	2,040,732
Federal Home Loan Bank advances	362,972	172,519
Other long-term debt (includes $123,039 and $356,089 respectively, measured at fair value)(2)	1,231,517	2,144,092
Subordinated notes	1,503,368	1,497,216
Accrued expenses and other liabilities	1,213,978	1,130,643
Total liabilities	49,032,552	48,839,100
Shareholders' equity
Preferred stock - authorized 6,617,808 shares;
Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred
stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507
Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value
of $0.01, and liquidation value per share of $1,000	23,785	---
Common stock -
Par value of $0.01 and authorized 1,500,000,000 shares	8,656	8,642
Capital surplus	7,596,809	7,630,093
Less treasury shares, at cost	(10,255)	(8,771)
Accumulated other comprehensive loss	(173,763)	(197,496)
Retained (deficit) earnings	(2,389,639)	(2,814,433)
Total shareholders' equity	5,418,100	4,980,542
Total liabilities and shareholders' equity	$54,450,652	$53,819,642

Common shares issued	865,584,517	864,195,369
Common shares outstanding	864,406,152	863,319,435
Treasury shares outstanding	1,178,365	875,934
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	398,007	362,507

(1)Amounts represent loans for which Huntington has elected the fair value option. See Note 19.

(2)Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option. See Note 21.

See Notes to Consolidated Financial Statements

2

Huntington Bancshares Incorporated

Consolidated Statements of Income

	Year Ended December 31,
(dollar amounts in thousands, except per share amounts)	2011	2010	2009
Interest and fee income:
Loans and leases	$1,727,784	$1,865,848	$1,944,269
Available-for-sale and other securities
Taxable	207,984	239,065	249,968
Tax-exempt	9,785	11,680	8,824
Held-to-maturity securities	11,213	---	---
Other	13,460	28,799	35,081
Total interest income	1,970,226	2,145,392	2,238,142
Interest expense
Deposits	260,052	439,050	674,101
Short-term borrowings	3,500	3,007	2,366
Federal Home Loan Bank advances	824	3,121	12,882
Subordinated notes and other long-term debt	76,680	81,409	124,506
Total interest expense	341,056	526,587	813,855
Net interest income	1,629,170	1,618,805	1,424,287
Provision for credit losses	174,059	634,547	2,074,671
Net interest income after provision for credit losses	1,455,111	984,258	(650,384)
Service charges on deposit accounts	243,507	267,015	302,799
Trust services income	119,382	112,555	103,639
Electronic banking income	111,697	110,234	100,151
Mortgage banking income	83,408	175,782	112,298
Brokerage income	80,367	68,855	64,843
Insurance income	69,470	76,413	73,326
Bank owned life insurance income	62,336	61,066	54,872
Capital markets income	36,540	23,886	10,851
Gain (loss) on sales of loans	31,944	6,275	(7,576)
Automobile operating lease income	26,771	45,964	51,810
Net gains (losses) on sales of available-for-sale and other securities	3,682	13,448	48,815
Impairment losses on available-for-sale and other securities:
Impairment losses on available-for-sale and other securities	4,174	9,847	(183,472)
Noncredit-related losses on securities not expected
to be sold (recognized in other comprehensive income)	(11,537)	(23,569)	124,408
Net impairment losses on investment securities	(7,363)	(13,722)	(59,064)
Other income	118,882	94,087	148,880
Total noninterest income	980,623	1,041,858	1,005,644
Personnel costs	892,534	798,973	700,482
Outside data processing and other services	187,195	159,248	148,095
Net occupancy	109,129	107,862	105,273
Equipment	92,544	85,920	83,117
Deposit and other insurance expense	77,692	97,548	113,830
Marketing	75,627	65,924	33,049
Professional services	70,595	88,778	76,366
Amortization of intangibles	53,318	60,478	68,307
Automobile operating lease expense	20,018	37,034	43,360
OREO and foreclosure expense	18,006	39,049	93,899
Goodwill impairment	---	---	2,606,944
Gain on early extinguishment of debt	(9,697)	---	(147,442)
Other expense	141,539	132,991	108,163
Total noninterest expense	1,728,500	1,673,805	4,033,443
Income (Loss) before income taxes	707,234	352,311	(3,678,183)
Provision (Benefit) for income taxes	164,621	39,964	(584,004)
Net income (loss)	542,613	312,347	(3,094,179)
Dividends on preferred shares	30,813	172,032	174,756
Net income (loss) applicable to common shares	$511,800	$140,315	$(3,268,935)
Average common shares - basic	863,691	726,934	532,802
Average common shares - diluted	867,624	729,532	532,802
Per common share
Net income (loss) - basic	$0.59	$0.19	$(6.14)
Net income (loss) - diluted	0.59	0.19	(6.14)
Cash dividends declared	0.10	0.04	0.04

See Notes to Consolidated Financial Statements

3

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock										Accumulated
	Series A		Series B								Other	Retained
(all amounts in thousands,			Floating Rate			Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount		Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Year Ended December 31, 2011
Balance, beginning of year	363	$362,507	---	$	---	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542

Comprehensive Income:
Net income												542,613	542,613
Non-credit-related impairment
recoveries (losses) on debt
securities not expected to be sold											7,499		7,499
Unrealized net gains (losses) on
available-for-sale and other securities
arising during the period, net of
reclassification for net realized gains											64,921		64,921
Unrealized gains (losses) on cash
flow hedging derivatives											5,188		5,188
Change in accumulated unrealized
losses for pension and other post-
retirement obligations											(53,875)		(53,875)
Total comprehensive income (loss)													566,346
Issuance of preferred stock			35		23,785			(1,759)					22,026
Repurchase of warrants convertible to
common stock								(49,100)					(49,100)
Cash dividends declared:
Common ($0.10 per share)												(86,448)	(86,448)
Preferred Series A ($85.00 per share)												(30,813)	(30,813)
Recognition of the fair value of
share-based compensation								19,666					19,666
Other share-based compensation activity						1,390	14	(1,605)				(343)	(1,934)
Other								(486)	(302)	(1,484)		(215)	(2,185)
Balance, end of year	363	$362,507	35		$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100

See Notes to Consolidated Financial Statements

4

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock									Accumulated
	Series B		Series A							Other	Retained
(all amounts in thousands,	Fixed Rate				Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Year Ended December 31, 2010
Balance, beginning of year	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002
Cumulative effect of change in accounting
principle for consolidation of variable
interest entities, net of tax of $3,097										(4,249)	(1,821)	(6,070)
Balance, beginning of year, as adjusted	1,398	1,325,008	363	362,507	716,741	7,167	6,731,796	(980)	(11,465)	(161,234)	(2,923,847)	5,329,932

Comprehensive Income:
Net income (loss)											312,347	312,347
Non-credit-related impairment
recoveries (losses) on debt
securities not expected to be sold										15,320		15,320
Unrealized net gains (losses) on
available-for-sale and other securities
arising during the period, net of
reclassification for net realized gains										(9,406)		(9,406)
Unrealized gains (losses) on cash
flow hedging derivatives										(23,155)		(23,155)
Change in accumulated unrealized
losses for pension and other post-
retirement obligations										(19,021)		(19,021)
Total comprehensive income (loss)												276,085
Issuance of common stock					146,568	1,465	884,707					886,172
Repurchase of Preferred Series B stock	(1,398)	(1,398,071)										(1,398,071)
Preferred Series B stock discount
accretion and redemption		73,063									(73,063)	-
Cash dividends declared:
Common ($0.04 per share)											(30,139)	(30,139)
Preferred Series B ($48.75 per share)											(68,156)	(68,156)
Preferred Series A ($85.00 per share)											(30,813)	(30,813)
Recognition of the fair value of
share-based compensation						4	15,449					15,453
Other share-based compensation activity					886	6	482				(535)	(47)
Other							(2,341)	104	2,694		(227)	126
Balance, end of year	-	$-	363	$362,507	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542

See Notes to Consolidated Financial Statementst

5

Huntington Bancshares Incorporated

Consolidated Statements of Changes in Shareholders' Equity

	Preferred Stock									Accumulated
	Series B		Series A							Other	Retained
(all amounts in thousands,	Fixed Rate				Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Year Ended December 31, 2009
Balance, beginning of year	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$367,364	$7,228,906

Comprehensive Income:
Net income (loss)											(3,094,179)	(3,094,179)
Cumulative effect of change in
accounting principle for other-than-
temporarily impaired debt securities										(3,541)	3,541	-
Non-credit-related impairment
recoveries (losses) on debt
securities not expected to be sold										(80,865)		(80,865)
Unrealized net gains (losses) on
available-for-sale and other
securities arising during the period,
net of reclassification for net
realized gains (losses)										188,780		188,780
Unrealized gains (losses) on cash flow
hedging derivatives										14,227		14,227
Change in accumulated unrealized
losses for pension and other post-
retirement obligations										51,107		51,107
Total comprehensive income (loss)												(2,920,930)
Issuance of common stock					308,226	3,081	1,142,670					1,145,751
Conversion of Preferred Series A stock			(206)	(206,493)	41,072	411	262,117				(56,035)	-
Preferred Series B Stock discount
accretion		16,041									(16,041)	-
Cash dividends declared:
Common ($0.04 per share)											(22,020)	(22,020)
Preferred Series B ($50.00 per share)											(69,904)	(69,904)
Preferred Series A ($85.00 per share)											(32,776)	(32,776)
Recognition of the fair value of
share-based compensation							8,547					8,547
Other share-based compensation activity					471	5	635				(838)	(198)
Other		300					(4,601)	(65)	4,065		(1,138)	(1,374)
Balance, end of year	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002

See Notes to Consolidated Financial Statements

6

Huntington Bancshares Incorporated

Consolidated Statements of Cash Flows

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Operating activities
Net income (loss)	$542,613	$312,347	$(3,094,179)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill	---	---	2,606,944
Provision for credit losses	174,059	634,547	2,074,671
Depreciation and amortization	282,105	286,186	228,041
Change in current and deferred income taxes	84,555	161,367	(471,592)
Net sales (purchases) of trading account securities	139,505	(101,747)	856,112
Originations of loans held for sale	(2,414,172)	(3,864,273)	(4,786,043)
Principal payments on and proceeds from loans held for sale	2,820,797	3,535,550	4,667,792
Gain on early extinguishment of debt	(9,697)	---	(147,442)
Securities losses	3,681	274	10,249
Other, net	(28,659)	(123,428)	21,709
Net cash provided by (used for) operating activities	1,594,787	840,823	1,966,262
Investing activities
Decrease (increase) in interest-bearing deposits in banks	50,093	162,913	(319,989)
Proceeds from:
Maturities and calls of available-for-sale and other securities	2,489,049	3,288,714	1,004,293
Maturities of held-to-maturity securities	31,163	---	---
Sales of available-for-sale and other securities	3,205,884	4,280,518	3,585,644
Purchases of available-for-sale and other securities	(4,283,866)	(8,769,767)	(8,386,223)
Purchases of held-to-maturity securities	(204,082)	---	---
Net proceeds from sales of loans	1,640,237	941,615	949,398
Net loan and lease activity, excluding sales	(4,148,424)	(2,764,575)	1,544,524
Proceeds from sale of operating lease assets	62,744	34,930	11,216
Purchases of premises and equipment	(143,763)	(68,200)	(49,223)
Proceeds from sales of other real estate	55,817	113,298	60,499
Other, net	(59,558)	3,770	4,500
Net cash provided by (used for) investing activities	(1,304,706)	(2,776,784)	(1,595,361)
Financing activities
Increase (decrease) in deposits	1,420,944	1,353,227	2,559,633
Increase (decrease) in short-term borrowings	(580,335)	1,128,887	(277,215)
Net proceeds from issuance of subordinated notes	---	297,375	---
Maturity/redemption of subordinated notes	(5,000)	(83,870)	(484,966)
Proceeds from Federal Home Loan Bank advances	550,000	450,000	207,394
Maturity/redemption of Federal Home Loan Bank advances	(359,732)	(446,718)	(2,627,786)
Proceeds from issuance of long-term debt	---	60,805	598,200
Maturity/redemption of long-term debt	(902,652)	(848,756)	(642,644)
Repurchase of Warrant to the Treasury	(49,100)	---	---
Dividends paid on preferred stock	(30,813)	(107,901)	(107,262)
Dividends paid on common stock	(61,591)	(28,598)	(55,026)
Costs to issue preferred stock	(1,759)	---	---
Payment to repurchase preferred stock	---	(1,398,071)	---
Net proceeds from issuance of common stock	---	886,172	1,135,645
Other, net	(1,963)	(47)	(198)
Net cash provided by (used for) financing activities	(22,001)	1,262,505	305,775
Increase (decrease) in cash and cash equivalents	268,080	(673,456)	676,676
Cash and cash equivalents at beginning of period	847,888	1,521,344	844,668
Cash and cash equivalents at end of period	$1,115,968	$847,888	$1,521,344
Supplemental disclosures:
Income taxes paid (refunded)	$80,065	$(121,401)	$(112,412)
Interest paid	357,212	552,955	869,503
Non-cash activities
Dividends accrued, paid in subsequent quarter	40,771	23,373	23,305
Trust Preferred Securities exchange	35,500	---	---

See Notes to Consolidated Financial Statements

7

Huntington Bancshares Incorporated

Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations – Huntington Bancshares Incorporated (Huntington or the Company) is a multi-state diversified regional bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, including its bank subsidiary, The Huntington National Bank (the Bank), Huntington is engaged in providing full-service commercial, small business, consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance programs, and other financial products and services. Huntington’s banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Select financial services and other activities are also conducted in various other states. International banking services are available through the headquarters office in Columbus, Ohio and a limited purpose office located in Cayman Islands and another in Hong Kong.

Basis of Presentation – The Consolidated Financial Statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with GAAP. All intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a VIE in which Huntington i.) has the power to direct the activities of an entity that most significantly impact the entity’s economic performance and ii.) has an obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE are consolidated. VIEs are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. VIEs in which Huntington does not hold the power to direct the activities of the entity that most significantly impact the entity’s economic performance or does not have an obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes minority interest liability (included in shareholders’ equity) for the equity held by others and minority interest expense (included in noninterest expense) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in nonmarketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the equity investments’ earnings are included in other noninterest income.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that significantly affect amounts reported in the Consolidated Financial Statements. Huntington uses significant estimates and employs the judgments of Management in determining the amount of its allowance for credit losses, income taxes and deferred tax assets, and fair value measurements of investment securities, goodwill, pension, and other real estate owned. As with any estimate, actual results could differ from those estimates.

Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Securities – Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other noninterest income, except for gains and losses on trading account securities used to hedge the fair value of MSRs, which are included in mortgage banking income.  Debt securities purchased in which Huntington has the positive intent and ability to hold to its maturity are classified as held-to-maturity securities. Held-to-maturity securities are recorded at amortized cost.  All other debt and equity securities are classified as available-for-sale and other securities. Unrealized gains or losses on available-for-sale and other securities are reported as a separate component of accumulated OCI in the Consolidated Statements of Changes in Shareholders’ Equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in noninterest income as securities losses.

Huntington evaluates its investment securities portfolio on a quarterly basis for indicators of OTTI.  Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date.  Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired.  OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows are not sufficient to recover all contractually required principal and interest payments.  For securities that Huntington does not expect to sell, or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components.  A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment.  The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield.  The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income.  The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI.  Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI.  Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

8

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The carrying value plus any related OCI balance of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Nonmarketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are accounted for at cost, evaluated for impairment, and included in available-for-sale and other securities.

Loans and Leases – Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities. Huntington also acquires loans at a premium and at a discount to their contractual values. Huntington amortizes loan discounts, loan premiums, and net loan origination fees and costs on a level-yield basis over the estimated lives of the related loans.

Loans that Huntington has the intent to sell or securitize are classified as loans held for sale. Loans held for sale (excluding loans originated or acquired with the intent to sell, which are carried at fair value) are carried at the lower of cost or fair value less cost to sell. The fair value option was elected for mortgage loans held for sale to facilitate hedging of the loans. Fair value is determined based on collateral value and prevailing market prices for loans with similar characteristics. Subsequent declines in fair value are recognized either as a charge-off or as noninterest income, depending on the length of time the loan has been recorded as loans held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into loans held for sale.

Huntington consolidates an automobile loan securitization in which the associated $296.3 million loan receivables and $123.0 million notes payable are held at fair value. The valuation of the loan receivables and notes payable are evaluated on a quarterly basis with any market value changes recorded in noninterest income. The key assumptions used to determine the fair value of the automobile loans included a projection of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rates. The notes payable are valued based on interest rates for similar financial assets.

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases determined to be other than temporary is recognized by writing the leases down to fair value with a charge to other noninterest expense. Residual value losses arise if the expected fair value at the end of the lease term is less than the residual value recorded at the lease origination, net of estimated amounts reimbursable by the lessee. Future declines in the expected residual value of the leased equipment would result in expected losses of the leased equipment.

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term. Huntington uses industry data, historical experience, and independent appraisals to establish these residual value estimates. Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

Sold Loans and Leases – Gains and losses on the loans and leases sold and servicing rights associated with loan and lease sales are determined when the related loans or leases are sold to either a securitization trust or third party. For loan or lease sales with servicing retained, a servicing asset is recorded at fair value for the right to service the loans sold. To determine the fair value of a MSR, Huntington uses an option adjusted spread cash flow analysis incorporating market implied forward interest rates to estimate the future direction of mortgage and market interest rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. The current and projected mortgage interest rate influences the prepayment rate and, therefore, the timing and magnitude of the cash flows associated with the MSR. Expected mortgage loan prepayment assumptions are derived from a third party model. Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs. The servicing rights are recorded in accrued income and other assets in the Consolidated Balance Sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other noninterest income, respectively.

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Accrued Income and Mortgage Banking Activities – Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the Consolidated Balance Sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.

At the time of initial capitalization, MSRs are grouped into one of two categories. MSR assets are recorded using the fair value method or recorded using the amortization method. The election of fair value of amortization method is made at the time each servicing asset is established and is based upon management forward assumptions about interest rates. During 2011, all newly created MSR’s were recorded using the amortization method. Any change in the fair value of MSRs carried under the fair value method, as well as amortization and impairment of MSRs under the amortization method, during the period is recorded in mortgage banking income, which is reflected in the Consolidated Statements of Income. Huntington hedges the value of certain MSRs using derivative instruments and trading account securities. Changes in fair value of these derivatives and trading account securities are reported as a component of mortgage banking income.

ACL – See Note 3 of the Notes to Consolidated Financial Statements.

NALs and Past Due Loans and Leases – See Note 3 of the Notes to Consolidated Financial Statements.

Charge-off of Uncollectible Loans – See Note 3 of the Notes to Consolidated Financial Statements.

Impaired Loans – See Note 3 of the Notes to Consolidated Financial Statements.

OREO –OREO is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations, and is carried at the lower of cost or fair value. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of foreclosure, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off. Subsequent declines in value are reported as adjustments to the carrying amount and are recorded in noninterest expense. Gains or losses resulting from the sale of OREO are recognized in noninterest expense at the date of sale.

Resell and Repurchase Agreements – Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as in accordance with the agreement.

Goodwill and Other Intangible Assets – Under the acquisition method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Premises and Equipment – Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the lease term, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life. Premises and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Bank Owned Life Insurance – Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-exempt income from the periodic increases in the cash surrender value of these policies and from death benefits. A portion of cash surrender value is supported by holdings in separate accounts. Huntington has also purchased insurance for these policies to provide protection of the value of the holdings within these separate accounts. The value of the underlying holdings in the separate accounts covered by these insurance policies exceeds the cash surrender value of the policies by approximately $7.0 million at December 31, 2011.

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Derivative Financial Instruments – A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value, with changes to fair value recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

Huntington also uses derivatives, principally loan sale commitments, in hedging its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock commitments are carried at fair value on the Consolidated Balance Sheets with changes in fair value reflected in mortgage banking revenue. Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.

For those derivatives to which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when certain criteria are met. For other fair value hedges of fixed-rate debt, including certificates of deposit, Huntington utilizes the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the regression method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded in OCI and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately in other noninterest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in OCI is recognized immediately in other noninterest income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counterparty fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are mitigated through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. Huntington considers the value of collateral held and collateral provided in determining the net carrying value of derivatives.

Advertising Costs – Advertising costs are expensed as incurred and recorded as a marketing expense, a component of noninterest expense.

Income Taxes – Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest or penalties due for payment of income taxes are included in the provision for income taxes. To the extent that we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is recorded. All positive and negative evidence is reviewed when determining how much of a valuation allowance is recognized on a quarterly basis. In determining the requirements for a valuation allowance, sources of possible taxable income are evaluated including future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in appropriate carryback years, and tax-planning strategies. Huntington applies a more likely than not recognition threshold for all tax uncertainties. Huntington reviews the tax positions quarterly.

Stock Repurchases – Acquisitions of Huntington stock are recorded at cost. The re-issuance of shares is recorded at weighted-average cost.

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Share-Based Compensation –Huntington uses the fair value recognition concept relating to its share-based compensation plans. Compensation expense is recognized based on the fair value of unvested stock options and awards over the requisite service period.

Segment Results – Accounting policies for the business segments are the same as those used in the preparation of the Consolidated Financial Statements with respect to activities specifically attributable to each business segment. However, the preparation of business segment results requires Management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each business segment. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

Statement of Cash Flows – Cash and cash equivalents are defined as Cash and due from banks which includes amounts on deposit with the Federal Reserve and federal funds sold and securities purchased under resale agreements.

Fair Value Measurements – The Company records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

2. ACCOUNTING STANDARDS UPDATE

ASU 2011-02 — Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The ASU amends Subtopic 310-40 to clarify existing guidance related to a creditor’s evaluation of whether a restructuring of debt is considered a TDR. The amendments add additional clarity in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties. The updated guidance and related disclosure requirements are effective for financial statements issued for the first interim or annual period beginning on or after June 15, 2011, and should be applied retroactively to the beginning of the annual period of adoption (See Note 3). The amendment did not have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-03 — Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. The ASU amends Topic 860 to remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption was not permitted. Management does not believe the amendment will have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholder’s equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively. Early adoption is permitted. Management does not believe the principle amendments will have a material impact on Huntington’s Consolidated Financial Statements.

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ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The ASU amends Topic 220 to require an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011. The amendments should be applied retrospectively. Early adoption is permitted. Management does not believe the amendment will have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-08 — Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The ASU amends Topic 350 to permit an entity the option to first assess qualitative factors to determine whether it is more likely than not (50% threshold) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. Management adopted the ASU as of September 30, 2011 (See Note 7).

ASU 2011-10 — Property, Plant, and Equipment (Topic 360): Derecognition of In-Substance Real Estate. The ASU amends Topic 360 to clarify that when a reporting entity ceases to have a controlling financial interest (as described in ASC 810 “Consolidation”) in a subsidiary that is in-substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in-substance real estate. The clarification is meant to eliminate diversity in practice. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. Management is currently evaluating the impact of the guidance on Huntington’s Consolidated Financial Statements.

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivatives instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. Management does not believe the amendments will have a material impact on Huntington’s Consolidated Financial Statements.

ASU 2011-12 — Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.

The ASU defers the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, until the Board is able to redeliberate the matter. Management does not believe the deferral will have a material impact on Huntington’s Consolidated Financial Statements.

3. Loans and Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At December 31, 2011 and 2010, the aggregate amount of these net unamortized deferred loan origination fees and net unearned income was $122.5 million and $158.2 million, respectively.

Loan and Lease Portfolio Composition

The Company’s primary portfolios are: C&I, CRE, automobile, residential mortgage, home equity, and other consumer loans. Classes are generally disaggregations of a portfolio. The classes within the C&I portfolio are: owner occupied and nonowner occupied. The classes within the CRE portfolio are: retail properties, multi-family, office, industrial and warehouse, and other CRE. The classes within the home equity portfolio are: first-lien loans and second-lien loans. The automobile, residential mortgage, and other consumer loan portfolios are not further segregated into classes.

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Direct Financing Leases

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in C&I loans, and on automobiles. Net investments in lease financing receivables by category at December 31 were as follows:

	At December 31,
(dollar amounts in thousands)	2011	2010

Commercial and industrial:
Lease payments receivable	$1,001,939	$748,377
Estimated residual value of leased assets	201,663	94,665
Gross investment in commercial lease financing receivables	1,203,602	843,042
Net deferred origination costs	3,034	2,472
Unearned income	(109,820)	(109,962)
Total net investment in commercial lease financing receivables	$1,096,816	$735,552

Consumer - Automobile:
Lease payments receivable	$2,562	$22,063
Estimated residual value of leased assets	10,843	47,050
Gross investment in consumer lease financing receivables	13,405	69,113
Net deferred origination fees	(18)	(95)
Unearned income	(497)	(3,788)
Total net investment in consumer lease financing receivables	$12,890	$65,230

The future lease rental payments due from customers on direct financing leases at December 31, 2011, totaled $1.0 billion and were as follows: $0.4 billion in 2012; $0.2 billion in 2013; $0.2 billion in 2014; $0.1 billion in 2015; and $0.1 billion in 2016 and thereafter.

Loan Purchases and Sales

The following table summarizes significant portfolio loan purchase and sale activity for the years ended December 31, 2011, and 2010.

	Commercial and	Commercial			Home	Residential	Other
	Industrial	Real Estate	Automobile		Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Portfolio loans purchased during the:
Year ended December 31, 2011	$ ---	$ ---	$59,578	(1)	$ ---	$ ---	$ ---	$59,578
Year ended December 31, 2010	---	---	---		---	---	---	---

Portfolio loans sold or transferred to loans held for sale during the:
Year ended December 31, 2011	256,313	56,123	2,250,033		---	257,100	---	2,819,569
Year ended December 31, 2010 (2)	124,065	136,806	---		48,253	816,185	---	1,125,309

(1)  Reflected the purchase of automobile loans as a result of exercising a clean-up call option related to loans previously sold under Huntington's automobile loan sale program.

(2)  Includes $323 million of Franklin-related loans.

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

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All classes within the C&I and CRE portfolios are placed on nonaccrual status at no greater than 90-days past due. First-lien and second-lien home equity portfolios are placed on nonaccrual status at 150-days past due and 120-days past due, respectively. Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government agencies which continue to accrue interest at the rate guaranteed by the government agency. We are reimbursed from the government agency for reasonable expenses incurred in servicing loans. The FHA reimburses us for 66% of expenses, and the VA reimburses us at a maximum percentage of guarantee which is established for each individual loan. We have not experienced either material losses in excess of guarantee caps or significant delays or rejected claims from the related government entity.

For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

The amount of interest that would have been recorded under the original terms for total NAL loans was $38.4 million for 2011, $59.7 million for 2010, and $92.7 million for 2009. The total amount of interest recorded to interest income for these loans was $5.1 million, $5.5 million, and $7.2 million in 2011, 2010, and 2009, respectively.

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan. Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

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The following table presents NALs by loan class for the years ended December 31, 2011 and 2010:

	December 31,
(dollar amounts in thousands)	2011	2010
Commercial and industrial:
Owner occupied	$88,415	$138,822
Other commercial and industrial	113,431	207,898
Total commercial and industrial	201,846	346,720
Commercial real estate:
Retail properties	58,415	96,644
Multi family	39,921	44,819
Office	33,202	47,950
Industrial and warehouse	30,119	39,770
Other commercial real estate	68,232	134,509
Total commercial real estate	229,889	363,692
Automobile	---	---
Home equity:
Secured by first-lien	20,012	10,658
Secured by second-lien	20,675	11,868
Residential mortgage	68,658	45,010
Other consumer	---	---
Total nonaccrual loans	$541,080	$777,948

The following table presents an aging analysis of loans and leases for the years ended December 31, 2011 and 2010 (1):

December 31, 2011
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 days	60-89 days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,607	$7,433	$58,513	$76,553	$3,936,203	$4,012,756	$	---
Other commercial and industrial	32,962	7,579	60,833	101,374	10,585,241	10,686,615		---
Total commercial and industrial	$43,569	$15,012	$119,346	$177,927	$14,521,444	$14,699,371	$	---

Commercial real estate:
Retail properties	$3,090	$823	$33,952	$37,865	$1,547,618	$1,585,483	$	---
Multi family	5,022	1,768	28,317	35,107	908,438	943,545		---
Office	3,134	792	30,041	33,967	990,897	1,024,864		---
Industrial and warehouse	2,834	115	18,203	21,152	708,390	729,542		---
Other commercial real estate	6,894	3,625	48,739	59,258	1,483,017	1,542,275		---
Total commercial real estate	$20,974	$7,123	$159,252	$187,349	$5,638,360	$5,825,709	$	---

Automobile	$42,162	$9,046	$6,265	$57,473	$4,399,973	$4,457,446		$6,265
Home equity:
Secured by first-lien	17,260	8,822	29,259	55,341	3,760,238	3,815,579		9,247
Secured by second-lien	32,334	18,357	31,626	82,317	4,317,517	4,399,834		10,951
Residential mortgage	134,228	45,774	204,648	384,650	4,843,626	5,228,276		141,901	(2)
Other consumer	7,655	1,502	1,988	11,145	486,423	497,568		1,988

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December 31, 2010
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 days	60-89 days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$16,393	$9,084	$80,114	$105,591	$3,717,872	$3,823,463	$	---
Other commercial and industrial	34,723	35,698	110,491	180,912	9,058,918	9,239,830		---
Total commercial and industrial	$51,116	$44,782	190,605	286,503	12,776,790	13,063,293		---

Commercial real estate:
Retail properties	$23,726	$694	$72,856	$97,276	$1,664,941	$1,762,217	$	---
Multi family	8,993	8,227	31,519	48,739	1,072,877	1,121,616		---
Office	20,888	6,032	36,401	63,321	1,059,806	1,123,127		---
Industrial and warehouse	4,073	7,782	13,006	24,861	828,091	852,952		---
Other commercial real estate	45,792	9,243	91,718	146,753	1,644,491	1,791,244		---
Total commercial real estate	$103,472	$31,978	$245,500	$380,950	$6,270,206	$6,651,156	$	---

Automobile	$47,981	$12,246	$7,721	$67,948	$5,546,763	$5,614,711		$7,721
Home equity:
Secured by first-lien	14,810	8,166	18,630	41,606	2,999,146	3,040,752		7,972
Secured by second-lien	36,488	16,551	27,392	80,431	4,591,971	4,672,402		15,525
Residential mortgage	115,290	57,580	197,280	370,150	4,130,216	4,500,366		152,271 (3)
Other consumer	7,204	2,280	2,456	11,940	551,887	563,827		2,456

(1) NALs are included in this aging analysis based on the loan's past due status.

(2) Includes $96,703 thousand guaranteed by the U.S. government.

(3) Includes $98,288 thousand guaranteed by the U.S. government.

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; and the amount of C&I loans to businesses in areas of Ohio and Michigan that have historically experienced less economic growth compared with other footprint markets. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes specific reserves related to loans considered to be impaired and loans involved in troubled debt restructurings, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

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In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the subsequent 12-month period. The performance of first-lien loans ahead of our second-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Consolidated Balance Sheets.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans. A summary of the transactions in the ACL and details regarding impaired loans and leases follows for the three years ended December 31, 2011, 2010, and 2009:

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
ALLL, beginning of year	$1,249,008	$1,482,479	$900,227
Loan charge-offs	(557,753)	(1,003,907)	(1,561,378)
Recoveries of loans previously charged-off	120,664	129,433	84,791
Provision for loan and lease losses	167,730	641,299	2,069,931
Allowance for loans sold or transferred to loans held for sale	(14,821)	(296)	(11,092)
ALLL, end of year	$964,828	$1,249,008	$1,482,479
AULC, beginning of year	$42,127	$48,879	$44,139
(Reduction in) provision for unfunded loan commitments and letters of credit losses	6,329	(6,752)	4,740
AULC, end of year	$48,456	$42,127	$48,879
Total ACL	$1,013,284	$1,291,135	$1,531,358
Recorded balance of impaired loans, at end of year:
With specific reserves assigned to the loan and lease balances	$890,269	$825,292	$873,215
With no specific reserves assigned to the loan and lease balances	82,012	94,290	221,384
Total	$972,281	$919,582	$1,094,599
Average balance of impaired loans for the year	$942,235	$1,064,235	$1,010,044
ALLL on impaired loans	105,552	143,860	175,442

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The following table presents ACL activity by portfolio segment for the years ended December 31, 2011 and 2010:

	Commercial and	Commercial	Home		Residential	Other
	Industrial	Real Estate	Automobile		Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)
Year ended December 31, 2011:
ALLL balance, beginning of period	$340,614	$588,251		$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(134,385)	(182,759)		(33,593)	(109,427)	(65,069)	(32,520)	(557,753)
Recoveries of loans previously charged-off	44,686	34,658		18,526	7,630	8,388	6,776	120,664
Provision for loan and lease losses	24,452	(51,444)		17,042	95,040	52,226	30,414	167,730
Allowance for loans sold or transferred to loans held for sale	---	---		(13,181)	---	(1,640)	---	(14,821)
ALLL balance, end of period	$275,367	$388,706		$38,282	$143,873	$87,194	$31,406	$964,828
AULC balance, beginning of period	$32,726	$6,158	$	---	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	6,932	(306)		---	(214)	---	(83)	6,329
AULC balance, end of period	$39,658	$5,852	$	---	$2,134	$1	$811	$48,456
ACL balance, end of period	$315,025	$394,558		$38,282	$146,007	$87,195	$32,217	$1,013,284

Year Ended December 31, 2010:
ALLL balance, beginning of period	$492,205	$751,875		$57,951	$102,039		$55,903		$22,506	$1,482,479
Loan charge-offs	(316,771)	(303,995)		(46,308)	(140,831	)(1)	(163,427	)(2)	(32,575)	(1,003,907)
Recoveries of loans previously charged-off	61,839	28,433		19,736	1,458		10,532		7,435	129,433
Provision for loan and lease losses	103,341	111,938		18,109	187,964		190,577		29,370	641,299
Allowance for loans sold or transferred to loans held for sale	---	---		---	---		(296)		---	(296)
ALLL balance, end of period	$340,614	$588,251		$49,488	$150,630		$93,289		$26,736	$1,249,008
AULC balance, beginning of period	$34,555	$12,194	$	---	$1,179		$2		$949	$48,879
Provision for unfunded loan commitments and letters-of-credit	(1,829)	(6,036)		---	1,169		(1)		(55)	(6,752)
AULC balance, end of period	32,726	6,158		---	2,348		1		894	42,127
ACL balance, end of period	$373,340	$594,409		$49,488	$152,978		$93,290		$27,630	$1,291,135

(1) Reflects $21 million of Franklin-related charge-offs.

(2) Reflects $71 million of Franklin-related charge-offs.

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and second-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

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OLEM = Potentially weak loans. The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or inadequately protect Huntington’s position in the future.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is generally based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of lower credit risk.

The following table presents each loan and lease class by credit quality indicator for the years ended December 31, 2011 and 2010:

	December 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful		Total
Commercial and industrial:
Owner occupied	$3,624,103	$101,897	$285,561		$1,195	$4,012,756
Other commercial and industrial	10,108,946	145,963	425,882		5,824	10,686,615
Total commercial and industrial	$13,733,049	$247,860	$711,443		$7,019	$14,699,371

Commercial real estate:
Retail properties	$1,191,471	$122,337	$271,675	$	---	$1,585,483
Multi family	801,717	48,094	93,449		285	943,545
Office	896,230	67,050	61,476		108	1,024,864
Industrial and warehouse	649,165	9,688	70,621		68	729,542
Other commercial real estate	1,112,751	110,276	318,479		769	1,542,275
Total commercial real estate	$4,651,334	$357,445	$815,700		$1,230	$5,825,709

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,635,082	$2,276,990	$707,141	$88,233	$5,707,446 (3)
Home equity:
Secured by first-lien	2,196,566	1,287,444	329,670	1,899	3,815,579
Secured by second-lien	2,119,292	1,646,117	625,298	9,127	4,399,834
Residential mortgage	2,454,401	1,752,409	723,377	298,089	5,228,276
Other consumer	185,333	206,749	83,431	22,055	497,568

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	December 31, 2010
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,265,266	$159,398	$392,969	$5,830	$3,823,463
Other commercial and industrial	8,434,969	264,679	524,867	15,315	9,239,830
Total commercial and industrial	$11,700,235	$424,077	$917,836	$21,145	$13,063,293
Commercial real estate:
Retail properties	$1,283,667	$128,067	$350,478	$5	$1,762,217
Multi family	898,935	78,577	143,689	415	1,121,616
Office	867,970	122,173	132,833	151	1,123,127
Industrial and warehouse	668,452	72,177	112,323	---	852,952
Other commercial real estate	1,220,708	88,288	481,136	1,112	1,791,244
Total commercial real estate	$4,939,732	$489,282	$1,220,459	$1,683	$6,651,156

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,516,130	$2,267,363	$724,584	$106,634	$5,614,711
Home equity:
Secured by first-lien	1,643,792	1,082,143	313,961	856	3,040,752
Secured by second-lien	2,224,545	1,768,450	678,738	669	4,672,402
Residential mortgage	1,978,843	1,580,266	795,676	145,581	4,500,366
Other consumer	206,952	234,558	102,254	20,063	563,827

(1) Reflects currently updated customer credit scores.

(2) Reflects deferred fees and costs, loans in process, loans to legal entities, etc.

(3) Includes $1,250,000 thousand of loans reflected as loans held for sale related to a planned automobile securitization.

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

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The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance for the years ended December 31, 2011 and 2010 (1):

	Commercial and	Commercial			Home	Residential	Other
	Industrial	Real Estate	Automobile		Equity	Mortgage	Consumer	Total
ALLL at December 31, 2011:
(dollar amounts in thousands)
Portion of ending balance:
Attributable to loans individually evaluated for impairment	$30,613	$55,306		$1,393	$1,619	$16,091	$530		$105,552
Attributable to loans collectively evaluated for impairment	244,754	333,400		36,889	142,254	71,103	30,876		859,276
Total ALLL balance at December 31, 2011	$275,367	$388,706		$38,282	$143,873	$87,194	$31,406		$964,828
ALLL associated with portfolio loans acquired with deteriorated credit quality	$ ---	$ ---	$	---	$ ---	$ ---	$ ---	$	---
Loans and Leases at December 31, 2011:
(dollar amounts in thousands)
Portion of ending balance:
Individually evaluated for impairment	$153,724	$387,402		$36,574	$52,593	$335,768	$6,220		$972,281
Collectively evaluated for impairment	14,545,647	5,438,307		4,420,872	8,162,820	4,892,508	491,348		37,951,502
Total loans evaluated for impairment	$14,699,371	$5,825,709		$4,457,446	$8,215,413	$5,228,276	$497,568		$38,923,783

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	Commercial and Industrial		Commercial Real Estate		Automobile		Home Equity		Residential Mortgage		Other Consumer		Total
ALLL at December 31, 2010
(dollar amounts in thousands)
Portion of ending balance:
Attributable to loans individually evaluated for impairment		$63,307		$65,130		$1,477		$1,498		$11,780		$668		$143,860
Attributable to loans collectively evaluated for impairment		277,307		523,121		48,011		149,132		81,509		26,068		1,105,148
ALLL balance at December 31, 2010:		$340,614		$588,251		$49,488		$150,630		$93,289		$26,736		$1,249,008
ALLL associated with portfolio loans acquired with deteriorated credit quality	$	---	$	---	$	---	$	---	$	---	$	---	$	---
Loans and Leases at December 31, 2010:
(dollar amounts in thousands)
Portion of ending balance:
Individually evaluated for impairment		$198,120		$310,668		$29,764		$37,257		$334,207		$9,565		$919,581
Collectively evaluated for impairment		12,865,173		6,340,488		5,584,947		7,675,897		4,166,159		554,262		37,186,926
Total loans evaluated for impairment		$13,063,293		$6,651,156		$5,614,711		$7,713,154		$4,500,366		$563,827		$38,106,507

(1) During the years ended December 31, 2011 and 2010, no loans with deteriorated credit quality were acquired.

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The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment for the years ended December 31, 2011 and 2010 (1), (2):

							Year Ended
	December 31, 2011						December 31, 2011
			Unpaid					Interest
	Ending		Principal		Related		Average	Income
(dollar amounts in thousands)	Balance		Balance (5)		Allowance		Balance	Recognized
With no related allowance recorded:
Commercial and industrial:
Owner occupied	$	---	$	---	$	---	$6,285	$169
Other commercial and industrial		---		---		---	5,040	162
Total commercial and industrial	$	---	$	---	$	---	$11,325	$331
Commercial real estate:
Retail properties		$43,970		$45,192	$	---	$26,717	$1,082
Multi family		6,292		6,435		---	13,757	701
Office		1,191		1,261		---	1,624	9
Industrial and warehouse		8,163		9,945		---	3,961	131
Other commercial real estate		22,396		38,401		---	25,077	796
Total commercial real estate		$82,012		$101,234	$	---	$71,136	$2,719
Automobile	$	---	$	---	$	---	$ ---	$ ---
Home equity:
Secured by first-lien		---		---		---	---	---
Secured by second-lien		---		---		---	---	---
Residential mortgage		---		---		---	---	---
Other consumer		---		---		---	---	---
With an allowance recorded:
Commercial and industrial: (3)
Owner occupied		$53,613		$77,205		$7,377	$53,219	$1,633
Other commercial and industrial		100,111		117,469		23,236	100,635	2,952
Total commercial and industrial		$153,724		$194,674		$30,613	$153,854	$4,585
Commercial real estate: (4)
Retail properties		$129,396		$161,596		$30,363	$102,384	$2,897
Multi family		38,154		45,138		4,753	28,847	829
Office		23,568		42,287		2,832	26,589	228
Industrial and warehouse		29,435		47,373		3,136	42,862	740
Other commercial real estate		84,837		119,212		14,222	86,611	2,326
Total commercial real estate		$305,390		$415,606		$55,306	$287,293	$7,020
Automobile		$36,574		$36,574		$1,393	$32,476	$2,982
Home equity:
Secured by first-lien		35,842		35,842		626	26,956	1,201
Secured by second-lien		16,751		16,751		993	15,947	751
Residential mortgage (6)		335,768		361,161		16,091	335,549	12,894
Other consumer		6,220		6,220		530	7,699	478

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(dollar amounts in thousands)					Year Ended
	December 31, 2010				December 31, 2010
		Unpaid				Interest
	Ending	Principal	Related		Average	Income
	Balance	Balance (5)	Allowance		Balance	Recognized
With no related allowance recorded:
Commercial and Industrial:
Owner occupied	$13,750	$26,603	$	---	$8,480	$ ---
Other commercial and industrial	11,127	22,688		---	14,027	67
Total commercial and industrial	$24,877	$49,291	$	---	$22,507	$67
Commercial real estate:
Retail properties	$31,972	$67,487	$	---	$42,960	$65
Multi family	5,058	5,675		---	3,510	87
Office	2,270	3,562		---	6,769	---
Industrial and warehouse	3,305	6,912		---	7,421	8
Other commercial real estate	26,807	58,996		---	38,046	236
Total commercial real estate	$69,412	$142,632	$	---	$98,706	$396
Automobile loans and leases	$ ---	$ ---	$	---	$ ---	$ ---
Home equity loans and lines-of-credit:
Secured by first-lien	---	---		---	---	---
Secured by second-lien	---	---		---	---	---
Residential mortgage	---	---		---	---	---
Other consumer loans	---	---		---	---	---
With an allowance recorded:
Commercial and Industrial:
Owner occupied	$63,951	$85,279		$14,322	$51,568	$58
Other commercial and industrial	109,292	154,424		48,986	156,572	419
Total commercial and industrial	$173,243	$239,703		$63,308	$208,140	$477
Commercial real estate:
Retail properties	$74,732	$120,051		$14,846	$114,263	$755
Multi family	38,758	39,299		7,760	55,350	400
Office	26,595	31,261		9,466	30,312	4
Industrial and warehouse	34,588	44,168		10,453	59,038	333
Other commercial real estate	66,583	104,485		22,604	113,414	---
Total commercial real estate	$241,256	$339,264		$65,129	$372,377	$1,492
Automobile loans and leases	$29,764	$29,764		$1,477	$26,281	$2,303
Home equity loans and lines-of-credit:
Secured by first-lien	20,553	20,675		511	16,694	710
Secured by second-lien	16,704	17,060		987	17,114	634
Residential mortgage	334,207	347,571		11,780	293,256	12,181
Other consumer loans	9,565	9,565		668	9,163	794

(1) These tables do not include loans fully charged-off.

(2) All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.

(3) At December 31, 2011, $35,854 thousand of the $153,724 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.

(4) At December 31, 2011, $28,355 thousand of the $305,390 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.

(5) The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.

(6) At December 31, 2011, $22,564 thousand of the $335,768 thousand residential mortgage loans with an allowance recorded were guaranteed by the U.S. government.

25

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. Commercial loan modifications, including those classified as TDRs, are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest. Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the year ended December 31, 2011, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90 days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A refinancing or modification of a loan occurs when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing.

26

In accordance with ASC 310-20-35, the refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Other Consumer loan TDRs – Generally, these are TDRs associated with home equity borrowings and automobile loans. The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

TDR concessions and classification may reduce the ALLL within certain classes, specifically the C&I and CRE portfolios. The reduction is derived from the type of concessions given to the borrowers and the resulting application of the transaction reserve calculation within the ALLL.  Generally, Huntington’s concessions on TDR loans involve an increase in interest rate and extension of maturity.  The transaction reserve for non-TDR loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed above.  Upon the occurrence of a TDR, the transaction reserve is measured based on the estimation of the probable discounted future cash flows expected to be collected on the modified loan.  The resulting TDR ALLL calculation often results in a minimal or zero ALLL amount because (1) it is probable all cash flows will be collected and, (2) due to the rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan.

However, TDR concessions and classification may increase the ALLL to certain loans, such as consumer loans.  The concessions made to these loans often include interest rate reductions and therefore the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

Residential Mortgage and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

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The following table presents by class and by the reason for the modification the number of contracts, post-modification outstanding balance, and the net change in ALLL resulting from the modification for the year ended December 31, 2011:

	New Troubled Debt Restructurings During The
	Year Ended December 31, 2011
		Post-modification	Net change in
(dollar amounts in thousands)	Number of	Outstanding	ALLL resulting
	Contracts	Balance (1)	from modification
C&I - Owner occupied:
Interest rate reduction	40	$19,152	$(521)
Amortization or maturity date change	60	22,378	(1,812)
Other	7	3,373	232
Total C&I - Owner occupied	107	$44,903	$(2,101)
C&I - Other commercial and industrial:
Interest rate reduction	28	$22,519	$966
Amortization or maturity date change	73	27,822	(2,670)
Other	31	56,184	(6,699)
Total C&I - Other commercial and industrial	132	$106,525	$(8,403)
CRE - Retail properties:
Interest rate reduction	9	$47,473	$4,242
Amortization or maturity date change	20	31,521	40
Other	7	15,672	(1,996)
Total CRE - Retail properties	36	$94,666	$2,286
CRE - Multi family:
Interest rate reduction	13	$6,601	$(208)
Amortization or maturity date change	10	2,744	22
Other	3	869	120
Total CRE - Multi family	26	$10,214	$(66)
CRE - Office:
Interest rate reduction	5	$1,923	$212
Amortization or maturity date change	2	1,238	97
Other	3	---	(140)
Total CRE - Office	10	$3,161	$169
CRE - Industrial and warehouse:
Interest rate reduction	1	$2,165	$(299)
Amortization or maturity date change	7	19,448	(5,446)
Other	1	2,147	(145)
Total CRE - Industrial and Warehouse	9	$23,760	$(5,890)
CRE - Other commercial real estate:
Interest rate reduction	18	$18,620	$(1,180)
Amortization or maturity date change	64	106,532	(3,868)
Other	5	8,199	32
Total CRE - Other commercial real estate	87	$133,351	$(5,016)
Automobile:
Interest rate reduction	38	$554	$4
Amortization or maturity date change	2,010	17,221	(143)
Other	---	---	---
Total Automobile	2,048	$17,775	$(139)
Residential mortgage:
Interest rate reduction	10	$12,637	$(567)
Amortization or maturity date change	655	91,979	1,988
Other	26	4,391	108
Total Residential mortgage	691	$109,007	$1,529
First-lien home equity:
Interest rate reduction	142	$17,275	$2,722
Amortization or maturity date change	89	10,636	616
Other	---	---	---
Total First-lien home equity	231	$27,911	$3,338
Second-lien home equity:
Interest rate reduction	127	$6,521	$430
Amortization or maturity date change	117	4,096	39
Other	---	---	---
Total Second-lien home equity	244	$10,617	$469
Other consumer:
Interest rate reduction	14	$1,104	$74
Amortization or maturity date change	63	445	(21)
Other	---	---	---
Total Other consumer	77	$1,549	$53
TOTAL	3,698	$583,439	$(13,771)

(1)     Post-modification balances approximate pre-modification balances.  The aggregate amount of charge-offs as a result of a restructuring are not significant.

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All classes within the C&I and CRE portfolios are considered as redefaulted at 90-days past due. Automobile loans and other consumer loans are considered as redefaulted at 120-days past due. Residential mortgage loans are considered as redefaulted at 150-days past due. The first-lien and second-lien home equity portfolios are considered as redefaulted at 150-days past due and 120-days past due, respectively.

The following table presents TDRs modified within the previous twelve months that have subsequently redefaulted during the year ended December 31, 2011:

	Troubled Debt Restructurings Within The Previous Twelve Months
	That Have Subsequently Redefaulted During The
	Year ended December 31, 2011(1)

(dollar amounts in thousands)	Number of	Ending
	Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	13		$6,173
Amortization or maturity date change	10		5,201
Other	2		2,352
Total C&I - Owner occupied	25		$13,726

C&I - Other commercial and industrial:

Interest rate reduction	1		$98
Amortization or maturity date change	12		10,140
Other	---		---
Total C&I - Other commercial and industrial	13		$10,238

CRE - Retail Properties:

Interest rate reduction	---	$	---
Amortization or maturity date change	---		---
Other	---		---
Total CRE - Retail properties	---	$	---

CRE - Multi family:

Interest rate reduction	4		$1,102
Amortization or maturity date change	2		456
Other	---		---
Total CRE - Multi family	6		$1,558

CRE - Office:

Interest rate reduction	---	$	---
Amortization or maturity date change	---		---
Other	---		---
Total CRE - Office	---	$	---

CRE - Industrial and Warehouse:

Interest rate reduction	---	$	---
Amortization or maturity date change	8		3,665
Other	---		---
Total CRE - Industrial and Warehouse	8		$3,665

CRE - Other commercial real estate:

Interest rate reduction	3		$648
Amortization or maturity date change	10		2,014
Other	---		---
Total CRE - Other commercial real estate	13		$2,662

Automobile:

Interest rate reduction	1	$	---
Amortization or maturity date change	198		---
Other	---		---
Total Automobile	199	$	---(2)

Residential mortgage:

Interest rate reduction	2		$148
Amortization or maturity date change	57		6,900
Other	4		531
Total Residential mortgage	63		$7,579

First-lien home equity:

Interest rate reduction	2		$692
Amortization or maturity date change	7		436
Other	---		---
Total First-lien home equity	9		$1,128

Second-lien home equity:

Interest rate reduction	3		$272
Amortization or maturity date change	8		614
Other	---		---
Total Second-lien home equity	11		$886

Other consumer:

Interest rate reduction	1	$	---
Amortization or maturity date change	11		---
Other	---		---
Total Other consumer	12	$	---(3)

TOTAL	359		$41,442

(1)	Subsequent redefault is defined as a payment redefault within 12 months of the restructuring date.
(2)	Automobile loans are charged-off at time of subsequent redefault. During the year ended December 31, 2011, $1,477 thousand of total automobile loans were charged-off at the time of subsequent redefault.
(3)	Other consumer loans are charged-off at time of subsequent redefault. During the year ended December 31, 2011, $117 thousand of total other consumer loans were charged-off at the time of subsequent redefault.

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(1) Subsequent redefault is defined as a payment redefault within 12 months of the restructuring date.

(2) Automobile loans are charged-off at time of subsequent redefault. During the year ended December 31, 2011, $1,477 thousand of total automobile loans were charged-off at the time of subsequent redefault.

(3) Other consumer loans are charged-off at time of subsequent redefault. During the year ended December 31, 2011, $117 thousand of total other consumer loans were charged-off at the time of subsequent redefault.

Pledged Loans and Leases

The Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati. At December 31, 2011, these borrowings and advances are secured by $18.8 billion of loans.

Franklin Relationship

Franklin is a specialty consumer finance company. On March 31, 2009, Huntington entered into a transaction with Franklin in which a Huntington wholly-owned REIT subsidiary (REIT) exchanged certain noncontrolling equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly-owned subsidiary of Franklin. The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for Franklin commercial loans.

In 2011, Franklin’s equity interests in REIT were voluntarily surrendered in return for a reduction of a portion of defaulted commercial loans as a result of a default under the Legacy Credit Agreement. As of December 31, 2011, Franklin does not own any equity interests in REIT.

4. AVAILABLE-FOR-SALE AND OTHER Securities

Contractual maturities of available-for-sale and other securities as of December 31 were:

	2011		2010
	Amortized	Fair	Amortized	Fair
(dollar amounts in thousands)	Cost	Value	Cost	Value
Under 1 year	$103,747	$104,074	$335,192	$337,715
1 - 5 years	2,608,656	2,614,845	3,540,183	3,510,490
6 - 10 years	870,324	887,725	1,128,657	1,139,727
Over 10 years	4,201,047	4,131,236	4,685,902	4,545,304
Nonmarketable equity securities	286,515	286,515	308,722	308,722
Marketable equity securities	53,665	53,619	53,944	53,286
Total available-for-sale and other securities	$8,123,954	$8,078,014	$10,052,600	$9,895,244

Other securities at December 31, 2011 and 2010 include $165.6 million of stock issued by the FHLB of Cincinnati, $0.0 million and $37.4 million, respectively, of stock issued by the FHLB of Indianapolis, and $120.9 million and $105.7 million, of Federal Reserve Bank stock, respectively. Other securities also include corporate debt and marketable equity securities. Nonmarketable equity securities are valued at amortized cost. At December 31, 2011 and 2010, Huntington did not have any material equity positions in FNMA or FHLMC.

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The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in OCI by investment category at December 31, 2011 and 2010.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
U.S. Treasury	$52,282	$922	$ ---	$53,204
Federal agencies:
Mortgage-backed securities	4,378,623	88,266	(1,997)	4,464,892
TLGP securities	---	---	---	---
Other agencies	724,726	10,821	(3)	735,544
Total U.S. government backed securities	5,155,631	100,009	(2,000)	5,253,640
Municipal securities	394,862	12,889	(25)	407,726
Private-label CMO	84,598	347	(12,581)	72,364
Asset-backed securities (1)	1,100,290	3,925	(137,127)	967,088
Covered bonds	510,937	860	(7,752)	504,045
Corporate debt	533,306	891	(5,314)	528,883
Other securities	344,330	219	(281)	344,268
Total available-for-sale and other securities	$8,123,954	$119,140	$(165,080)	$8,078,014

(1) Amounts at December 31, 2011 include securities backed by automobile loans with a fair value of $145 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2010
U.S. Treasury	$52,425	$ ---	$(644)	$51,781
Federal agencies:
Mortgage-backed securities	4,733,831	71,901	(51,328)	4,754,404
TLGP securities	181,680	1,787	---	183,467
Other agencies	2,070,722	4,874	(17,220)	2,058,376
Total U.S. government backed securities	7,038,658	78,562	(69,192)	7,048,028
Municipal securities	456,044	6,154	(6,483)	455,715
Private-label CMO	134,509	1,236	(13,820)	121,925
Asset-backed securities (2)	1,341,407	6,563	(140,848)	1,207,122
Covered bonds	379,711	---	(12,502)	367,209
Corporate debt	329,988	24	(6,623)	323,389
Other securities	372,283	364	(791)	371,856
Total available-for-sale and other securities	$10,052,600	$92,903	$(250,259)	$9,895,244

(2) Amounts at December 31, 2010 include securities backed by automobile loans with a fair value of $509 million which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, administered by the Federal Reserve Bank.

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The following tables provide detail on investment securities with unrealized losses aggregated by investment category and the length of time the individual securities have been in a continuous loss position, at December 31, 2011 and 2010.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2011
U.S. Treasury	$ ---	$ ---	$ ---	$ ---	$ ---	$ ---
Federal Agencies:
Mortgage-backed securities	417,614	(1,997)	---	---	417,614	(1,997)
TLGP securities	---	---	---	---	---	---
Other agencies	3,070	(3)	---	---	3,070	(3)
Total U.S. Government backed securities
backed securities	420,684	(2,000)	---	---	420,684	(2,000)
Municipal securities	6,667	(1)	7,311	(24)	13,978	(25)
Private label CMO	11,613	(48)	51,039	(12,533)	62,652	(12,581)
Asset-backed securities	252,671	(547)	113,663	(136,580)	366,334	(137,127)
Covered bonds	363,694	(7,214)	14,684	(538)	378,378	(7,752)
Corporate Debt	237,401	(3,652)	198,338	(1,662)	435,739	(5,314)
Other securities	1,984	(16)	---	(265)	1,984	(281)
Total temporarily impaired securities	$1,294,714	$(13,478)	$385,035	$(151,602)	$1,679,749	$(165,080)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2010
U.S. Treasury	$51,781	$(644)	$ ---	$ ---	$51,781	$(644)
Federal Agencies
Mortgage-backed securities	1,424,431	(51,328)	---	---	1,424,431	(51,328)
TLGP securities	---	---	---	---	---	---
Other agencies	1,217,074	(17,134)	4,771	(86)	1,221,845	(17,220)
Total U.S. Government backed securities	2,693,286	(69,106)	4,771	(86)	2,698,057	(69,192)
Municipal securities	201,370	(6,363)	3,700	(120)	205,070	(6,483)
Private label CMO	---	---	85,617	(13,820)	85,617	(13,820)
Asset-backed securities	214,983	(2,129)	146,866	(138,719)	361,849	(140,848)
Covered bonds	367,209	(12,502)	---	---	367,209	(12,502)
Corporate Debt	288,660	(6,623)	---	---	288,660	(6,623)
Other securities	---	---	41,218	(791)	41,218	(791)
Total temporarily impaired securities	$3,765,508	$(96,723)	$282,172	$(153,536)	$4,047,680	$(250,259)

At December 31, 2011, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $3.6 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2011.

The following table is a summary of securities gains and losses for the years ended December 31, 2011, 2010 and 2009:

(dollar amounts in thousands)	2011	2010	2009
Gross gains on sales of securities	$18,641	$28,992	$59,762
Gross (losses) on sales of securities	(14,959)	(15,544)	(10,947)
Net gain (loss) on sales of securities	3,682	13,448	48,815
OTTI recorded - pre adoption (1)	---	---	(3,937)
OTTI recorded - post adoption (1)	(7,363)	(13,722)	(55,127)
Net OTTI recorded	(7,363)	(13,722)	(59,064)
Total securities gain (loss)	$(3,681)	$(274)	$(10,249)
(1) Huntington adopted the current OTTI provisions of ASC Topic 320 on April 1, 2009

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Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and private-label CMO portfolios. The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio. The performance of the underlying securities in each of these segments continued to reflect the economic environment. Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of December 31, 2011:

Credit Ratings of Selected Investment Securities (1)
(dollar amounts in thousands)			Average Credit Rating of Fair Value Amount
	Amortized Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-
Private-label CMO securities	$84,598	$72,364	$1,045	$-	$22,250	$6,858	$42,211
Alt-A mortgage-backed securities	57,684	47,889	-	23,353	8,035	-	16,501
Pooled-trust-preferred securities	200,585	73,809	-	-	22,650	-	51,159
Total at December 31, 2011	$342,867	$194,062	$1,045	$23,353	$52,935	$6,858	$109,871
Total at December 31, 2010	$435,835	$284,608	$41,238	$33,880	$29,691	$15,145	$164,654

(1)  Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

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The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio at December 31, 2011. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data
December 31, 2011
(dollar amounts in thousands)							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss	Rating (2)	Remaining (3)	Collateral	Collateral	Subordination (4)
Alesco II (1)	$41,646	$31,327	$9,300	$(22,027)	C	31/37	14%	17%	---%
Alesco IV (1)	21,065	8,243	362	(7,881)	C	32/42	16	24	---
ICONS	20,000	20,000	12,210	(7,790)	BB	25/26	3	13	55
I-Pre TSL II	32,957	32,868	22,650	(10,218)	A	25/26	3	11	75
MM Comm III	7,425	7,094	4,013	(3,081)	CC	5/10	7	14	33
Pre TSL IX	5,000	3,955	1,315	(2,640)	C	33/48	27	19	2
Pre TSL X (1)	17,860	9,914	3,388	(6,526)	C	33/53	42	35	---
Pre TSL XI (1)	25,554	22,667	6,169	(16,498)	C	42/63	29	18	---
Pre TSL XIII (1)	28,346	22,703	6,287	(16,416)	C	40/63	33	26	---
Reg Diversified (1)	25,500	6,908	265	(6,643)	D	23/44	46	23	---
Soloso (1)	12,500	3,906	770	(3,136)	C	44/66	23	17	---
Tropic III	31,000	31,000	7,080	(23,920)	CC	23/44	42	36	20
Total	$268,853	$200,585	$73,809	$(126,776)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(3)	Includes both banks and/or insurance companies.
(4)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

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Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled trust preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled trust preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 27% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 5.00% to LIBOR plus 17% as of 2011.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2031 to 2035) .

For the periods ended December 31, 2011, 2010 and 2009, the following tables summarize by debt security type, total OTTI losses, OTTI losses included in OCI, and OTTI recognized in the Consolidated Statements of Income for securities evaluated for impairment as described above.

	Year Ended December 31, 2011
	Alt-A	Pooled-	Private
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	Label CMO	Total
Total OTTI recoveries (losses) (unrealized and realized)	$(724)	$4,389	$1,163	$4,828
Unrealized OTTI (recoveries) losses recognized in OCI	363	(8,187)	(3,713)	(11,537)
Net impairment losses recognized in earnings	$(361)	$(3,798)	$(2,550)	$(6,709)

	Year Ended December 31, 2010
	Alt-A	Pooled-	Private
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	Label CMO	Total
Total OTTI recoveries (losses) (unrealized and realized)	$566	$1,254	$8,046	$9,866
Unrealized OTTI (recoveries) losses recognized in OCI	(2,198)	(6,176)	(15,195)	(23,569)
Net impairment losses recognized in earnings	$(1,632)	$(4,922)	$(7,149)	$(13,703)

	Year Ended December 31, 2009 (1)
	Alt-A	Pooled-	Private
(dollar amounts in thousands)	Mortgage-backed	trust-preferred	Label CMO	Total
Total OTTI (losses) recoveries (unrealized and realized)	$(16,906)	$(131,902)	$(30,727)	$(179,535)
Unrealized OTTI losses (recoveries) recognized in OCI	6,186	93,491	24,731	124,408
Net impairment losses recognized in earnings	$(10,720)	$(38,411)	$(5,996)	$(55,127)

(1) Huntington adopted the updated OTTI provisions on April 1, 2009. Amounts represent activity from adoption date through December 31, 2009

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The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the years ended December 31, 2011 and 2010 as follows:

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010
Balance, beginning of year	$100,838	$124,408
Reductions from sales of securities with credit impairment	(1,053)	(12,907)
Noncredit impairment on securities not previously considered credit impaired	---	30,215
Change due to improvement in expected cash flows	(20,379)	(49,802)
Additional noncredit impairment on securities with previous credit impairment	9,895	8,924
Balance, end of year	$89,301	$100,838

The following table rolls forward the OTTI recognized in earnings on debt securities held by Huntington for the years ended December 31, 2011 and 2010 as follows.

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010
Balance, beginning of year	$54,536	$53,801
Reductions from sales	(4,481)	(12,968)
Credit losses not previously recognized	42	2,381
Additional credit losses	6,667	11,322
Balance, end of year	$56,764	$54,536

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on nonagency mortgage and asset-backed securities that are collateralized by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at December 31, 2011.

As of December 31, 2011, Management has evaluated all other investment securities with unrealized losses and all nonmarketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Huntington transferred $469.1 million of federal agencies, mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio during 2011. At the time of the transfer, $0.5 million of unrealized net gains were recognized in OCI. The amounts in OCI will be recognized in earnings over the remaining life of the securities as an offset to the adjustment of yield in a manner consistent with the amortization of the premium on the same transferred securities, resulting in an immaterial impact on net income.

During 2011, Huntington purchased additional federal agencies, mortgage-backed securities, which were classified directly into the held-to-maturity portfolio.

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Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at December 31, 2011. There were no securities classified as held-to-maturity at December 31, 2010.

	December 31, 2011
	Amortized	Fair
(dollar amounts in thousands)	Cost	Value
Federal agencies: mortgage-backed securities:
Under 1 year	$ ---	$ ---
1-5 years	---	---
6-10 years	---	---
Over 10 years	640,551	660,186
Total Federal agencies: mortgage-backed securities	640,551	660,186
Total U.S. Government backed agencies	640,551	660,186
Total held-to-maturity securities	$640,551	$660,186

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at December 31, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
Federal Agencies:
Mortgage-backed securities	$640,551	$19,652	$(17)	$660,186
Total U.S. Government
backed securities	640,551	19,652	(17)	660,186
Total held-to-maturity securities	$640,551	$19,652	$(17)	$660,186

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any impairment would be recognized in earnings. As of December 31, 2011, Management has evaluated all held-to-maturity securities and concluded no impairment existed in the portfolio.

6. Loan sales and Securitizations

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the years ended December 31, 2011, 2010, and 2009.

(dollar amounts in thousands)	2011	2010	2009
Residential mortgage loans sold with servicing retained	$3,078,475	$3,943,830	$4,307,526
Pretax gains resulting from above loan sales (1)	77,591	106,495	87,192

(1) Recorded in noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs are grouped into one of two categories. MSR assets are recorded using the fair value method or the amortization method. The election of fair value or amortization is made at the time each servicing asset is established and is based upon Management’s forward assumptions regarding interest rates. MSRs are included in accrued income and other assets. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Consolidated Statements of Income.

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The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the years ended December 31, 2011 and 2010:

Fair Value Method
(dollar amounts in thousands)	2011	2010
Fair value, beginning of year	$125,679	$176,427
Change in fair value during the period due to:
Time decay (1)	(4,966)	(5,359)
Payoffs (2)	(19,464)	(32,668)
Changes in valuation inputs or assumptions (3)	(36,248)	(12,721)
Fair value, end of year	$65,001	$125,679

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2)	Represents decrease in value associated with loans that paid off during the period.
(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

Amortization Method
(dollar amounts in thousands)	2011	2010
Carrying value, beginning of year	$70,516	$38,165
New servicing assets created	32,505	41,489
Impairment charge	(17,649)	---
Amortization and other	(12,938)	(9,138)
Carrying value, end of year	$72,434	$70,516
Fair value, end of year	$72,586	$87,461

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at December 31, 2011 to changes in these assumptions follows:

			Decline in fair value due to
			10%	20%
			adverse	adverse
(dollar amounts in thousands)	Actual		change	change
Constant prepayment rate	20.11%		$(4,720)	$(9,321)
Spread over forward interest rate swap rates	650	bps	(1,511)	(3,023)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading account securities.

Total servicing fees included in mortgage banking income amounted to $49.1 million, $48.1 million, and $48.5 million in 2011, 2010, and 2009, respectively. The unpaid principal balance of residential mortgage loans serviced for third parties was $15.9 billion, $15.9 billion, and $16.0 billion at December 31, 2011, 2010, and 2009, respectively.

Automobile Loans and Leases

In 2011, Huntington transferred automobile loans totaling $1.0 billion to a trust in a securitization transaction and received $1.0 billion of net proceeds. The securitization qualified for sale accounting. As a result of this transaction, Huntington recognized a $15.5 million gain which is reflected in noninterest income on the Consolidated Statements of Income and recorded a $16.0 million servicing asset which is reflected in accrued income and other assets on the Consolidated Balance Sheets.

In anticipation of completing another securitization in the first half of 2012, $1.3 billion of automobile loans were transferred from the automobile loan portfolio to loans held for sale during the 2011 fourth quarter. At December 31, 2011, and through the date of this filing, the Company has not yet identified the specific loans that would be securitized or finalized terms of the securitization.

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Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale using the following assumptions: actual servicing income of 0.55% - 1.00%, adequate compensation for servicing of 0.45% - 0.70%, other ancillary fees of approximately 0.35% - 0.50%, a discount rate of approximately 10.00% and an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the years ended December 31, 2011 and 2010, and the fair value at the end of each period were as follows:

(dollar amounts in thousands)	2011	2010
Carrying value, beginning of year	$97	$12,912
New servicing assets created	16,039	---
Amortization and other	(2,759)	(12,815	)(1)
Carrying value, end of year	$13,377	$97
Fair value, end of year	$13,428	$278

(1) Included a $12.4 million reduction related to the consolidation of an automobile securitization trust upon the adoption of amended accounting guidance on January 1, 2010. See Consolidated VIEs (2009 Automobile Trust) in Note 21.

Servicing income, net of amortization of capitalized servicing assets, amounted to $2.0 million, $2.5 million and $6.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. The unpaid principal balance of automobile loans serviced for third parties was $0.9 billion, $0.1 billion, and $1.1 billion at December 31, 2011, 2010 and 2009, respectively.

7. Goodwill and Other Intangible Assets

In late 2010, Huntington reorganized its internal reporting structure. Business segments are based on segment leadership structure, which reflects how segment performance is monitored and assessed. The primary changes to the business segments were: (1) the AFDS and Commercial Real Estate segments were combined into one segment, (2) the Home Lending area moved from the Retail and Business Banking segment to the PFG segment, (3) the PFG segment was renamed Wealth Advisors, Government Finance, and Home Lending, (WGH), (4) certain capital market businesses moved from the former PFG operating segment to the Commercial Banking operating segment, and (5) the insurance business area moved from WGH to Treasury / Other. Goodwill was assigned to the new reporting units affected using a relative fair value allocation.

No segments were changed and no reallocation of goodwill occurred in 2011.

A rollforward of goodwill by business segment for the years ended December 31, 2011 and 2010, including the reallocation noted above, was as follows:

	Retail &	Regional &
	Business	Commercial				Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE		WGH	Other	Consolidated
Balance, January 1, 2010	$310,138	$5,008	$	---	$124,283	$4,839	$444,268
Reallocation of goodwill	(23,314)	11,161		---	(25,332)	37,485	---
Balance, December 31, 2010	286,824	16,169		---	98,951	42,324	444,268
Adjustments / Reallocation of goodwill	---	---		---	---	---	---
Balance, December 31, 2011	$286,824	$16,169	$	---	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No impairment was recorded in 2011.

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At December 31, 2011 and 2010, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(dollar amounts in thousands)	Amount	Amortization	Value

December 31, 2011
Core deposit intangible	$376,846	$(263,410)	$113,436
Customer relationship	104,574	(43,052)	61,522
Other	25,164	(24,820)	344
Total other intangible assets	$506,584	$(331,282)	$175,302

December 31, 2010
Core deposit intangible	$376,846	$(219,311)	$157,535
Customer relationship	104,574	(34,751)	69,823
Other	25,164	(23,902)	1,262
Total other intangible assets	$506,584	$(277,964)	$228,620

The estimated amortization expense of other intangible assets for the next five years is as follows:
Amortization
(dollar amounts in thousands)	Expense

2012	$46,075
2013	40,511
2014	35,858
2015	19,758
2016	6,606

8. Premises and Equipment

Premises and equipment were comprised of the following in December 31, 2011 and 2010:

	At December 31,
(dollar amounts in thousands)	2011	2010
Land and land improvements	$123,312	$120,069
Buildings	375,603	367,003
Leasehold improvements	218,957	204,830
Equipment	635,175	613,301
Total premises and equipment	1,353,047	1,305,203
Less accumulated depreciation and amortization	(788,618)	(813,601)
Net premises and equipment	$564,429	$491,602

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2011, 2010, and 2009 were:

(dollar amounts in thousands)	2011	2010	2009

Total depreciation and amortization of premises and equipment	$70,413	$64,934	$66,089
Rental income credited to occupancy expense	10,878	10,108	11,755

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9. Short-term Borrowings

Short-term borrowings at December 31, 2011 and 2010 were comprised of the following:

	At December 31,
(dollar amounts in thousands)	2011	2010
Federal funds purchased and securities sold under agreements to repurchase	$1,434,310	$1,965,677
Other borrowings	6,782	75,055
Total short-term borrowings	$1,441,092	$2,040,732

Other borrowings consist of borrowings from the Treasury and other notes payable.

For each of the three years ended December 31, 2011, 2010, and 2009, the average balance for the year, weighted average interest rate for the year and at year-end and maximum balance for the year by category of short-term borrowings was as follows:

(dollar amounts in thousands)	2011	2010	2009
Weighted average interest rate at year-end
Federal Funds purchased and securities sold under agreements to repurchase	0.17%	0.19%	0.21%
Other short-term borrowings	2.74	0.53	1.17
Maximum amount outstanding at month-end during the year
Federal Funds purchased and securities sold under agreements to repurchase	$2,430,992	$2,084,431	$1,094,736
Other short-term borrowings	86,262	107,716	54,208
Average amount outstanding during the year
Federal Funds purchased and securities sold under agreements to repurchase	$2,009,039	$1,375,154	$902,780
Other short-term borrowings	46,245	70,220	30,034
Weighted average interest rate during the year
Federal Funds purchased and securities sold under agreements to repurchase	0.16%	0.19%	0.21%
Other short-term borrowings	0.59	0.43	1.47

10. Federal Home Loan Bank Advances

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 0.19% and 0.56% at December 31, 2011 and 2010, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2011 and 2010, Huntington’s maximum borrowing capacity was $3.5 billion and $2.3 billion, respectively. The advances outstanding at December 31, 2011 of $363.0 million mature as follows: $350.0 million in 2012; $5.2 million in 2013; $0.0 million in 2014; $0.0 million in 2015; and $0.0 million in 2016 and, $7.8 million thereafter.

11. Other Long-Term Debt

Huntington’s other long-term debt consisted of the following:

	At December 31,
(dollar amounts in thousands)	2011	2010
1.28% The Huntington National Bank medium-term notes due through 2018 (1)	$641,443	$638,950
0.93% Securitization trust notes payable due through 2018 (2)	333,644	877,270
5.54% Securitization trust note payable due 2014 (3)	123,039	356,089
5.64% Securitization trust note payable due 2013 (4)	18,230	151,937
2.60% Class B preferred securities of subsidiary, no maturity (5)	65,000	65,000
7.88% Class C preferred securities of subsidiary, no maturity	50,000	50,000
Other	161	4,846
Total other long-term debt	$1,231,517	$2,144,092

(1) Bank notes had fixed rates and variable rates with a weighted-average interest rate of 1.28% at December 31, 2011.

(2) Variable effective rate at December 31, 2011, based on one month LIBOR + 0.67 or 0.93%.

(3) Combination of fixed rates with a weighted average rate at December 31, 2011 of 5.54%.

(4) Combination of fixed and variable rates with a weighted average interest rate of 5.64% at December 31, 2011.

(5) Variable effective rate at December 31, 2011, based on one month LIBOR + 2.35 or 2.60%.

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Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to hedge the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.

In 2010, approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million were transferred to Tower Hill Securities, Inc., an unconsolidated entity, in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer did not meet the sale requirement of ASC 860 and therefore has been reflected as a secured financing on the Consolidated Balance Sheet of Huntington.

Other long-term debt maturities for the next five years and thereafter are as follows:

Other long-term
(dollar amounts in thousands)	debt maturities
2012	$600,161
2013	30,869
2014	108,377
2015	---
2016	---
and thereafter	483,644

These maturities are based upon the par values of the long-term debt.

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2011, Huntington was in compliance with all such covenants.

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12. Subordinated Notes

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,
(dollar amounts in thousands)	2011	2010

Parent company:
6.21% subordinated notes due 2013	$49,482	$49,095
7.00% subordinated notes due 2020	344,347	308,289
1.13% junior subordinated debentures due 2027 (1)	111,816	138,816
1.17% junior subordinated debentures due 2028 (2)	54,593	60,093
8.54% junior subordinated debentures due 2029	23,192	23,248
8.56% junior subordinated debentures due 2030	64,194	64,474
3.34% junior subordinated debentures due 2033 (3)	30,929	30,929
3.65% junior subordinated debentures due 2033 (4)	6,186	6,186
1.77% junior subordinated debentures due 2036 (5)	72,165	77,481
1.77% junior subordinated debentures due 2036 (5)	77,320	77,482
6.69% junior subordinated debentures due 2067 (6)	114,101	114,072
The Huntington National Bank:
6.21% subordinated notes due 2012	64,959	64,909
5.00% subordinated notes due 2014	134,225	136,639
5.59% subordinated notes due 2016	111,953	112,420
6.67% subordinated notes due 2018	151,444	147,071
5.45% subordinated notes due 2019	92,462	86,012
Total subordinated notes	$1,503,368	$1,497,216

(1) Variable effective rate at December 31, 2011, based on three month LIBOR + 0.70.

(2) Variable effective rate at December 31, 2011, based on three month LIBOR + 0.625.

(3) Variable effective rate at December 31, 2011, based on three month LIBOR + 2.95.

(4) Variable effective rate at December 31, 2011, based on three month LIBOR + 3.25.

(5) Variable effective rate at December 31, 2011, based on three month LIBOR + 1.40.

(6) The junior subordinated debentures due 2067 are subordinate to all other junior subordinated debentures.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets to hedge the interest rate values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.

During 2011, Huntington retired $36.1 million of junior subordinated debentures, including $32.5 million of junior subordinated debentures related to the Preferred Stock Exchange Offer, which resulted in net pre-tax gains of $9.7 million. Huntington anticipates exchanging an additional $3.0 million of trust preferred securities and retiring the related subordinated debt obligation in the first quarter of 2012. In 2009, Huntington repurchased and retired $702.4 million of junior subordinated debentures, bank subordinated notes, and medium-term notes resulting in net pre-tax gains of $147.4 million. These transactions have been recorded as gains on early extinguishment of debt, a reduction of noninterest expense, in the Consolidated Financial Statements.

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13. OTHER COMPREHENSIVE INCOME

The components of Huntington’s OCI in the three years ended December 31, were as follows:

	2011
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$11,537	$(4,038)	$7,499
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	95,586	(33,455)	62,131
Less: Reclassification adjustment for net losses (gains) included in net income	3,681	(1,288)	2,393
Net change in unrealized holding gains (losses) on available-for-sale debt securities	110,804	(38,781)	72,023
Net change in unrealized holding gains (losses) on available-for-sale equity securities	612	(215)	397
Net unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	7,982	(2,794)	5,188
Change in pension and post-retirement benefit plan assets and liabilities	(82,885)	29,010	(53,875)
Total other comprehensive (loss) income	$36,513	$(12,780)	$23,733

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for consolidation of variable interest entities	$(6,365)	$2,116	$(4,249)
Noncredit-related impairment (losses) recoveries on debt securities not expected to be sold	23,569	(8,249)	15,320
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	(14,498)	5,019	(9,479)
Less: Reclassification adjustment for net losses (gains) included in net income	274	(96)	178
Net change in unrealized holding gains (losses) on available-for-sale debt securities	9,345	(3,326)	6,019
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(162)	57	(105)
Net unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(35,623)	12,468	(23,155)
Change in pension and post-retirement benefit plan assets and liabilities	(29,263)	10,242	(19,021)
Total other comprehensive income (loss)	$(62,068)	$21,557	$(40,511)

	2009
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for OTTI debt securities	$(5,448)	$1,907	$(3,541)
Noncredit-related impairment losses on debt securities not expected to be sold	(124,408)	43,543	(80,865)
Unrealized holding (losses) gains on available-for-sale debt securities arising during the period	280,789	(98,678)	182,111
Less: Reclassification adjustment for net losses (gains) included in net income	10,249	(3,587)	6,662
Net change in unrealized holding (losses) gains on available-for-sale debt securities	166,630	(58,722)	107,908
Net change in unrealized holding (losses) gains on available-for-sale equity securities	10	(3)	7
Net unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	21,888	(7,661)	14,227
Change in pension and post-retirement benefit plan assets and liabilities	78,626	(27,519)	51,107
Total other comprehensive (loss) income	$261,706	$(91,998)	$169,708

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Activity in OCI for the three years ended December 31, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post-retirement obligations	Total
Balance, January 1, 2009	$(207,427)	$(329)	$44,638	$(163,575)	$(326,693)
Cumulative effect of change in accounting principle for OTTI debt securities, net of tax	(3,541)	---	---	---	(3,541)
Period change	107,908	7	14,227	51,107	173,249
Balance, December 31, 2009	(103,060)	(322)	58,865	(112,468)	(156,985)
Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax	(4,249)	---	---	---	(4,249)
Period change	6,019	(105)	(23,155)	(19,021)	(36,262)
Balance, December 31, 2010	(101,290)	(427)	35,710	(131,489)	(197,496)
Period change	72,023	397	5,188	(53,875)	23,733
Balance, December 31, 2011	$(29,267)	$(30)	$40,898	$(185,364)	$(173,763)

(1) Amount at December 31, 2011 includes $0.4 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method

14. SHAREHOLDERS’ EQUITY

Issued Preferred Stock in exchange for issued and outstanding Trust Preferred Securities

As a result of bank capital standards arising from the Dodd-Frank Act, beginning in 2013 trust preferred securities will eventually cease to be considered Tier 1 Capital. The Exchange Offer described below is intended to improve our Tier 1 Capital in anticipation of these regulations by replacing a portion of our trust preferred securities with preferred stock, which we believe will qualify as additional Tier 1 Capital.

During the 2011 fourth quarter, Huntington issued $35.5 million par value Floating Rate Series B Non-Cumulative Perpetual Preferred Stock with a liquidation preference of $1,000 per share (the Series B Preferred Stock) and, in certain cases, an additional amount of cash consideration, in exchange for $35.5 million of (1) Huntington Capital I Floating Rate Capital Securities, (2) Huntington Capital II Floating Rate Capital Securities, (3) Sky Financial Capital Trust III Floating Rate Capital Securities and (4) Sky Financial Capital Trust IV Floating Rate Capital Securities.

Upon receipt of the aforementioned trust preferred securities, Huntington exchanged $32.5 million of the trust preferred securities with the applicable Trust for a like amount of debentures issued by the Company. The debentures were surrendered to the applicable trustee for cancellation. Huntington anticipates exchanging the remaining $3.0 million of trust preferred securities and retiring the related subordinated debt obligation in the first quarter of 2012.

As part of the Exchange Offer, Huntington issued Depositary Shares. Each Depositary Share represents a 1/40th ownership interest in a share of the Series B Preferred Stock. Each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series B Preferred Stock and all the related rights and preferences. Huntington will pay dividends on the Series B Preferred Stock at a floating rate equal to three-month LIBOR plus a spread of 2.70%. The preferred stock was recorded at the par amount of $35.5 million, with the difference between par amount of the shares and their fair value of $23.8 million recorded as a discount.

As a result of the exchange, Huntington recognized pre-tax gains of $9.7 million.  These transactions have been recorded as gains on early extinguishment of debt, a reduction of noninterest expense in the Consolidated Financial Statements.

Repurchase of Outstanding TARP Capital and Warrant to Repurchase Common Stock

In 2008, Huntington received $1.4 billion of equity capital by issuing to the Treasury 1.4 million shares of TARP Capital and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. As approved by the Federal Reserve Board, the Treasury, and our other banking regulators, on December 22, 2010, Huntington repurchased all 1.4 million shares of our TARP Capital held by the Treasury totaling $1.4 billion. Huntington used the net proceeds from the issuance of common stock and subordinated debt, as well as other funds, to redeem the TARP Capital. On January 19, 2011, Huntington repurchased the warrant originally issued to the Treasury for a purchase price of $49.1 million.

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Share Repurchase Program

Huntington did not repurchase any shares for the years ended December 31, 2011 and 2010.

15. Earnings (LOSS) Per Share

Basic earnings (loss) per share is the amount of earnings (loss) (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share is the amount of earnings (loss) available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 14). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings (loss) per share, net income (loss) available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income (loss) available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted (loss) earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,
(dollar amounts in thousands, except per share amounts)	2011	2010	2009

Basic earnings (loss) per common share:
Net income (loss)	$542,613	$312,347	$(3,094,179)
Preferred stock dividends, deemed dividends and accretion of discount	(30,813)	(172,032)	(174,756)
Net income (loss) available to common shareholders	$511,800	$140,315	$(3,268,935)
Average common shares issued and outstanding	863,691	726,934	532,802
Basic earnings (loss) per common share	$0.59	$0.19	$(6.14)

Diluted earnings (loss) per common share
Net income (loss) available to common shareholders	$511,800	$140,315	$(3,268,935)
Effect of assumed preferred stock conversion	---	---	---
Net income (loss) applicable to diluted earnings per share	$511,800	$140,315	$(3,268,935)
Average common shares issued and outstanding	863,691	726,934	532,802
Dilutive potential common shares:
Stock options and restricted stock units and awards	2,916	1,722	---
Shares held in deferred compensation plans	1,017	876	---
Conversion of preferred stock	---	---	---
Dilutive potential common shares:	3,933	2,598	---
Total diluted average common shares issued and outstanding	867,624	729,532	532,802
Diluted earnings (loss) per common share	$0.59	$0.19	$(6.14)

Due to the loss attributable to common shareholders for the year ended December 31, 2009, no potentially dilutive shares are included in loss per share calculation as including such shares in the calculation would reduce the reported loss per share. Approximately 23.6 million, 18.5 million, and 23.7 million options to purchase shares of common stock outstanding at the end of 2011, 2010, and 2009, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $12.52 per share, $18.05 per share, and $19.71 per share at the end of each respective period.

16. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Stock options, which represented a significant portion of our grant values, have no intrinsic value until the stock price increases. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

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Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option.

The following table illustrates the weighted average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2011, 2010, and 2009.

	2011	2010	2009
Assumptions
Risk-free interest rate	1.95%	2.30%	2.70%
Expected dividend yield	2.63	0.68	0.96
Expected volatility of Huntington's common stock	30.0	38.5	51.8
Expected option term (years)	6.0	6.0	6.0

Weighted-average grant date fair value per share	$1.40	$2.20	$1.95

The following table illustrates total share-based compensation expense and related tax benefit for the three years ended December 31, 2011, 2010, and 2009:

(dollar amounts in thousands)	2011	2010	2009
Share-based compensation expense	$19,666	$15,453	$8,492
Tax benefit	6,708	5,408	2,972

During 2009, Huntington updated its forfeiture rate assumption, as a result of increased employee turnover, and adjusted share-based compensation expense to account for the higher forfeiture rate.

Huntington’s stock option activity and related information for the year ended December 31, 2011, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2011	21,862	$15.96
Granted	10,918	6.00
Exercised	(124)	4.03
Forfeited/expired	(5,451)	18.70
Outstanding at December 31, 2011	27,205	$11.47	4.2	$3,542
Vested and expected to vest at December 31, 2011 (1)	26,075	$11.71	4.1	$3,469
Exercisable at December 31, 2011	13,649	$17.03	2.1	$1,968
(1) The number of options expected to vest includes an estimate of expected forfeitures

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the years ended December 31, 2011 and 2010, cash received for the exercises of stock options was $0.5 million and $0.2 million. The tax benefit realized for the tax deductions from option exercises totaled $0.1 million in 2011 and less than $0.1 million in 2010. There were no exercises of stock options for the year ended December 31, 2009.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. The fair value of the restricted stock units and awards is the closing market price of the Company’s common stock on the date of the grant.

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The following table summarizes the status of Huntington's restricted stock units and awards as of December 31, 2011, and activity for the year ended December 31, 2011:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards (1)	Per Share
Nonvested at January 1, 2011	5,511	$5.78	466	$5.24
Granted	3,886	6.24	---	---
Vested	(1,467)	5.26	(453)	5.31
Forfeited	(339)	6.29	(13)	3.11
Nonvested at December 31, 2011	7,591	$6.09	---	$ ---

(1) Includes restricted stock awards granted under the Amended and Restated 2007 Stock and Long-Term Incentive Plan to certain executives as a portion of their annual base salary. These awards are 100% vested as of the grant date and are not subject to any requirement of future service. However, the shares are subject to restrictions regarding sale, transfer, pledge, or disposition until certain conditions are met. All awards vested in the 2011 second quarter

The weighted-average grant date fair value of nonvested shares granted for the years ended December 31, 2011, 2010 and 2009, were $6.24, $6.15, and $3.68, respectively. The total fair value of awards vested during the years ended December 31, 2011, 2010, and 2009, was $11.2 million, $3.0 million, and $1.8 million, respectively. As of December 31, 2011, the total unrecognized compensation cost related to nonvested awards was $28.2 million with a weighted-average expense recognition period of 1.9 years.

The following table presents additional information regarding options outstanding as of December 31, 2011:

(amounts in thousands, except years and per share amounts)	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price
$1.28 to $5.39	3,312	4.8	$4.42	1,539	$4.21
$5.40 to $6.02	10,489	6.5	6.01	78	5.66
$6.03 to $20.00	6,299	2.8	12.34	4,927	14.01
$20.01 to $24.65	7,105	1.6	22.03	7,105	22.03
Total	27,205	4.2	$11.47	13,649	$17.03

Of the remaining 37.8 million shares of common stock authorized for issuance at December 31, 2011, 34.8 million were outstanding and 3.0 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock unit and award vesting from available authorized shares. At December 31, 2011, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises and restricted stock unit and award vesting in 2012.

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17. Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2007. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006 and 2007 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. During 2011, Management entered into discussions with the Appeals Division of the IRS. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the 2011 third quarter, the IRS began its examination of our 2008 and 2009 consolidated federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At December 31, 2011, Huntington had gross unrecognized tax benefits of $11.9 million in income tax liability related to tax positions. Due to the complexities of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes. Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

The following table provides a reconciliation of the beginning and ending amounts of gross unrecognized tax benefits:

(dollar amounts in thousands)	2011	2010	2009

Unrecognized tax benefits at beginning of year	$49,506	$17,214	$	---
Gross increases for tax positions taken during current year	---	---		6,464
Gross increases for tax positions taken during prior years	---	32,292		10,750
Gross decreases for tax positions taken during prior years	(37,610)	---		---
Unrecognized tax benefits at end of year	$11,896	$49,506		$17,214

Any interest and penalties on income tax assessments or income tax refunds are recognized in the Consolidated Statements of Income as a component of provision for income taxes. Huntington recognized $0.1 million of interest for the year ended December 31, 2011 compared to $2.2 million of interest for the year ended December 31, 2010. Total interest accrued at December 31, 2011 amounted to $2.3 million. All of the gross unrecognized tax benefits would impact the Company’s effective tax rate if recognized.

The following is a summary of the provision (benefit) for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Current tax provision (benefit)
Federal	$10,468	$40,675	$(326,659)
State	(5,040)	29,539	9,860
Total current tax provision (benefit)	5,428	70,214	(316,799)
Deferred tax provision (benefit)
Federal	158,709	(30,243)	(267,872)
State	484	(7)	667
Total deferred tax provision (benefit)	159,193	(30,250)	(267,205)
Provision (benefit) for income taxes	$164,621	$39,964	$(584,004)

Tax benefits associated with securities transactions included in the above amounts were $1.3 million in 2011, $0.1 million in 2010, and $3.6 million in 2009.

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The following is a reconcilement of provision (benefit) for income taxes:

	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Provision (benefit) for income taxes computed at the statutory rate	$247,532	$123,310	$(1,287,364)
Increases (decreases):
Tax-exempt interest income	(9,695)	(6,680)	(5,561)
Tax-exempt bank owned life insurance income	(21,169)	(20,595)	(19,205)
Dividends	(17,744)	---	---
Asset securitization activities	---	46,160	(3,179)
Federal tax loss carryforward /carryback	---	---	(12,847)
General business credits	(31,269)	(23,360)	(17,602)
Reversals of valuation allowance	---	(899)	---
Capital loss	(7,000)	(62,681)	---
Loan acquisitions	---	(43,650)	(159,895)
Goodwill impairment	---	---	908,263
State income taxes, net	(2,962)	19,196	6,842
Other, net	6,928	9,163	6,544
Provision (benefit) for income taxes	$164,621	$39,964	$(584,004)

               The significant components of deferred tax assets and liabilities at December 31, were as follows:

	At December 31,
(dollar amounts in thousands)	2011	2010
Deferred tax assets:
Allowances for credit losses	$348,269	$457,692
Loss and other carryforwards	217,877	262,504
Fair value adjustments	92,569	106,855
Accrued expense/prepaid	32,736	39,685
Purchase accounting adjustments	10,556	11,773
Pension and other employee benefits	---	5,671
Other	15,661	20,309
Total deferred tax assets	717,668	904,489

Deferred tax liabilities:
Lease financing	65,029	87,735
Purchase accounting adjustments	51,754	65,787
Loan origination costs	51,124	43,182
Mortgage servicing rights	45,948	43,541
Securities adjustments	40,273	66,090
Operating assets	33,511	15,161
Pension and other employee benefits	19,290	---
Partnership investments	6,761	8,429
Other	15,558	4,441
Total deferred tax liabilities	329,248	334,366
Net deferred tax asset before valuation allowance	388,420	570,123
Valuation allowance	(23,594)	(31,817)
Net deferred tax asset	$364,826	$538,306

At December 31, 2011, Huntington’s deferred tax asset related to loss and other carryforwards was $217.9 million. This was comprised of net operating loss carryforward of $111.0 million, which will begin expiring in 2023, an alternative minimum tax credit carryforward of $37.2 million, which may be carried forward indefinitely, a general business credit carryover of $46.1 million which will expire in 2029, and a capital loss carryforward of $23.6 million, which will expire in 2015. A valuation allowance of $23.6 million has been established for the capital loss carryforward because Management believes that it is more likely than not that the realization of this asset will not occur. The valuation allowance on this asset decreased $8.2 million from 2010. In Management’s opinion, the results of future operations will generate sufficient taxable income to realize the net operating loss, alternative minimum tax credit carryforward, and general business credit carryforward. Consequently, Huntington determined that a valuation allowance for these deferred tax assets was not required as of December 31, 2011.

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18. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. There was no minimum required contribution to the Plan in 2011, although Huntington contributed $50.0 million to the Plan in March 2011 and $40.0 million to the Plan in December 2011.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

Beginning January 1, 2010, there were changes to the way the future early and normal retirement benefit is calculated under the Retirement Plan for service on and after January 1, 2010. While these changes did not affect the benefit earned under the Retirement Plan through December 31, 2009, there was a reduction in future benefits. In addition, employees hired or rehired on and after January 1, 2010 are not eligible to participate in the Retirement Plan.

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2011 and 2010, and the net periodic benefit cost for the years then ended:

	Pension		Post-Retirement
	Benefits		Benefits
	2011	2010	2011	2010
Weighted-average assumptions used to determine benefit obligations
Discount rate	4.57%	5.35%	4.34%	5.00%
Rate of compensation increase	4.50	4.50	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	5.35	5.88	5.00	5.54
Expected return on plan assets	8.00	8.00	N/A	N/A
Rate of compensation increase	4.50	4.50	N/A	N/A
N/A - Not Applicable

The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets.

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

	Pension		Post-Retirement
	Benefits		Benefits
(dollar amounts in thousands)	2011	2010	2011	2010
Projected benefit obligation at beginning of measurement year	$577,770	$504,859	$34,241	$33,173
Changes due to:
Service cost	21,650	20,205	---	---
Interest cost	30,073	28,869	1,618	1,731
Benefits paid	(12,285)	(11,367)	(4,895)	(5,103)
Settlements	(10,408)	(20,582)	---	---
Effect of plan combinations	---	896	---	---
Medicare subsidies	---	---	670	753
Actuarial assumptions and gains and losses	49,539	54,890	1,217	3,687
Total changes	78,569	72,911	(1,390)	1,068
Projected benefit obligation at end of measurement year	$656,339	$577,770	$32,851	$34,241

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Benefits paid are net of retiree contributions collected by Huntington. The actual contributions received in 2011 by Huntington for the retiree medical program were $2.9 million.

The following table reconciles the beginning and ending balances of the fair value of Plan assets at the December 31, 2011 and 2010 measurement dates with the amounts recognized in the Consolidated Balance Sheets:

	Pension
	Benefits
(dollar amounts in thousands)	2011	2010
Fair value of plan assets at beginning of measurement year	$478,479	$454,114

Changes due to:
Actual return on plan assets	(6,593)	55,583
Employer contributions	90,000	79
Settlements	(10,631)	(20,911)
Plan combinations	---	981
Benefits paid	(12,285)	(11,367)
Total changes	60,491	24,365
Fair value of plan assets at end of measurement year	$538,970	$478,479

Huntington’s accumulated benefit obligation under the Plan was $651.3 million and $575.9 million at December 31, 2011 and 2010. As of December 31, 2011, the accumulated benefit obligation exceeded the fair value of Huntington’s plan assets by $112.4 million.

52

The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2011:

	Pension Benefits			Post-Retirement Benefits
(dollar amounts in thousands)	2011	2010	2009	2011		2010		2009

Service cost	$21,650	$20,205	$23,692	$	---	$	---	$1,550
Interest cost	30,073	28,869	28,036		1,618		1,731	3,274
Expected return on plan assets	(43,290)	(42,113)	(41,960)		---		---	---
Amortization of transition asset	(5)	5	6		---		---	920
Amortization of prior service cost	(5,767)	(5,766)	(553)		(1,354)		(1,353)	91
Amortization of loss	23,494	14,989	8,689		(423)		(699)	(888)
Curtailments	---	---	---		---		---	(527)
Settlements	5,483	9,694	6,213		---		---	---
Benefit cost	$31,638	$25,883	$24,123		$(159)		$(321)	$4,420

Included in benefit costs are $0.8 million, $1.0 million, and $0.7 million of plan expenses that were recognized in the three years ended December 31, 2011, 2010, and 2009. It is Huntington’s policy to recognize settlement gains and losses as incurred. Assuming no cash contributions are made to the Plan during 2012, Management expects net periodic pension cost, excluding any expense of settlements, to approximate $38.7 million for 2012. The postretirement medical and life subsidy was eliminated for anyone that retires on or after March 1, 2010. As such, there will be no incremental net periodic post-retirement benefits costs associated with this plan in 2011 and 2012.

The estimated transition obligation, prior service credit, and net actuarial loss for the plans that will be amortized from OCI into net periodic benefit cost over the next fiscal year is less than $1.0 million, $6.9 million, and $26.8 million, respectively.

At December 31, 2011 and 2010, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	2011		2010
Cash	$25	---%	$	---	---%
Cash equivalents:
Huntington funds - money market (1)	39,943	7		25	---
Fixed income:
Huntington funds - fixed income funds	174,615	32		133,330	28
Equities:
Huntington funds	283,963	53		318,155	66
Huntington common stock	40,424	8		26,969	6
Fair value of plan assets	$538,970	100%		$478,479	100%

(1)A $40 million contribution was made to the Plan on December 28, 2011, and had not yet been invested as of December 31, 2011.

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at December 31, 2011 are classified as Level 1 within the fair value hierarchy. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At December 31, 2011, Plan assets were invested 61% in equity investments and 32% in bonds, with an average duration of 3.3 years on fixed income investments. The estimated life of benefit obligations was 13 years. Management believes that this mix is appropriate for the current economic environment. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 70% in equity investments and 30% in bond investments.

The following table shows the number of shares and dividends received on shares of Huntington stock held by the Plan:

	December 31,
(dollar amounts in millions, except share amounts)	2011	2010
Shares in Huntington common stock(1)	7,309,986	3,919,986
Dividends received on shares of Huntington stock	$0.4	$0.2

(1)The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

53

At December 31, 2011, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

		Post-
	Pension	Retirement
(dollar amounts in thousands)	Benefits	Benefits
2012	$34,124	$4,297
2013	36,006	4,110
2014	36,874	3,923
2015	38,573	3,759
2016	40,533	3,588
2017 through 2021	225,480	15,694

Although not required, Huntington may choose to make a cash contribution to the Plan up to the maximum deductible limit in the 2012 plan year. Anticipated contributions for 2012 to the post-retirement benefit plan are $3.5 million.

The assumed healthcare cost trend rate has an effect on the amounts reported. A one percentage point increase would decrease service and interest costs and the post-retirement benefit obligation by less than $1.0 million and $0.2 million, respectively. A one percentage point decrease would increase service and interest costs and the post-retirement benefit obligation by less than $1.0 million and $0.2 million, respectively.

The 2012 and 2011 healthcare cost trend rate was projected to be 8.0% for pre-65 aged participants and 8.5% for post-65 aged participants. These rates are assumed to decrease gradually until they reach 4.5% for both pre-65 aged participants and post-65 aged participants in the year 2028 and remain at that level thereafter. Huntington updated the immediate healthcare cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2011 and 2010, Huntington has an accrued pension liability of $26.9 million and $23.1 million, respectively, associated with these plans. Pension expense for the plans was $1.8 million, $1.8 million, and $2.9 million in 2011, 2010, and 2009, respectively.

The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2011 and 2010 for all of Huntington defined benefit plans:

(dollar amounts in thousands)	2011	2010
Accrued expenses and other liabilities	$177,092	$156,551

54

The following tables present the amounts recognized in OCI as of December 31, 2011, 2010, and 2009, and the changes in accumulated OCI for the years ended December 31, 2011, 2010, and 2009:

(dollar amounts in thousands)	2011	2010	2009
Net actuarial loss	$(215,628)	$(166,183)	$(151,564)
Prior service cost	30,261	34,688	39,093
Transition liability	3	6	3
Defined benefit pension plans	$(185,364)	$(131,489)	$(112,468)

	2011
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(202,292)	$70,803	$(131,489)
Net actuarial (loss) gain:
Amounts arising during the year	(104,146)	36,451	(67,695)
Amortization included in net periodic benefit costs	28,077	(9,827)	18,250
Prior service cost:
Amounts arising during the year	---	---	---
Amortization included in net periodic benefit costs	(6,811)	2,384	(4,427)
Transition obligation:
Amortization included in net periodic benefit costs	(5)	2	(3)
Balance, end of year	$(285,177)	$99,813	$(185,364)

	2010
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(173,029)	$60,561	$(112,468)
Net actuarial (loss) gain:
Amounts arising during the year	(45,804)	16,031	(29,773)
Amortization included in net periodic benefit costs	23,313	(8,159)	15,154
Prior service cost:
Amounts arising during the year	---	---	---
Amortization included in net periodic benefit costs	(6,777)	2,372	(4,405)
Transition obligation:
Amortization included in net periodic benefit costs	5	(2)	3
Balance, end of year	$(202,292)	$70,803	$(131,489)

	2009
		Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Balance, beginning of year	$(251,655)	$88,080	$(163,575)
Net actuarial (loss) gain:
Amounts arising during the year	(6,155)	2,154	(4,001)
Amortization included in net periodic benefit costs	14,153	(4,954)	9,199
Prior service cost:
Amounts arising during the year	69,986	(24,494)	45,492
Amortization included in net periodic benefit costs	(283)	99	(184)
Transition obligation:
Amortization included in net periodic benefit costs	925	(324)	601
Balance, end of year	$(173,029)	$60,561	$(112,468)

Huntington has a defined contribution plan that is available to eligible employees. In the 2009 first quarter, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. Prior to March 15, 2009, Huntington matched participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the Plan. Effective May 1, 2010, Huntington reinstated the employer matching contribution to the defined contribution Plan.

55

The following table shows the costs of providing the defined contribution plan as of December 31:

	December 31,
(dollar amounts in millions)	2011	2010	2009
Defined contribution plan	$15.0	$8.8	$3.1

The following table shows the number of shares, market value, and dividends received on shares of Huntington stock held by the defined contribution plan as of December 31:

	December 31,
(dollar amounts in millions, except share amounts)	2011	2010
Shares in Huntington common stock	15,051,291	14,945,498
Market value of Huntington common stock	$82.6	$102.7
Dividends received on shares of Huntington stock	1.1	0.6

19. Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 95% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 4% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities.

56

For non-agency ALT-A asset-backed securities, private-label CMO securities, and pooled-trust-preferred CDO securities the fair value methodology incorporates values obtained from proprietary discounted cash flow models provided by a third party. The modeling process for the ALT-A asset-backed securities and private-label CMO securities incorporates assumptions management believes market participants would use to value the security under current market conditions. The assumptions used include prepayment projections, credit loss assumptions, and discount rates, which include a risk premium due to liquidity and uncertainty that are based on both observable and unobservable inputs. Huntington validates the reasonableness of the assumptions by comparing the assumptions with market information. Huntington uses the discounted cash flow analysis, in conjunction with other relevant pricing information obtained from third party pricing services or broker quotes to establish the fair value that management believes is representative under current market conditions. For purposes of determining fair value at December 31, 2011, the discounted cash flow modeling was the predominant input. The modeling of the fair value of the pooled-trust-preferred CDO's utilizes a similar methodology, with the probability of default ("PD") of each issuer being the most critical input. Management evaluates the PD assumptions provided to the third party pricing service by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates and prepayments. Each quarter, the Company seeks to obtain information on actual trades of securities with similar characteristics to further support our fair value estimates and our underlying assumptions. For purposes of determining fair value at December 31, 2011, the discounted cash flow modeling was the predominant input.

Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825, “Financial Instruments”. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

57

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and 2010 are summarized below.

	Fair Value Measurements at Reporting Date Using					Netting	Balance at
(dollar amounts in thousands)	Level 1		Level 2	Level 3		Adjustments (1)	December 31, 2011
Assets
Mortgage loans held for sale	$	---	$343,588	$	---	$ ---	$343,588
Trading account securities:
U.S. Treasury securities		---	---		---	---	---
Federal agencies: Mortgage-backed		---	5,541		---	---	5,541
Federal agencies: Other agencies		---	---		---	---	---
Municipal securities		---	8,147		---	---	8,147
Other securities		32,085	126		---	---	32,211
		32,085	13,814		---	---	45,899
Available-for-sale and other securities:
U.S. Treasury securities		53,204	---		---	---	53,204
Federal agencies: Mortgage-backed (2)		---	4,464,892		---	---	4,464,892
TLGP securities		---	---		---	---	---
Federal agencies: Other agencies		---	735,544		---	---	735,544
Municipal securities		---	312,634		95,092	---	407,726
Private-label CMO		---	---		72,364	---	72,364
Asset-backed securities		---	845,390		121,698	---	967,088
Covered bonds		---	504,045		---	---	504,045
Corporate debt		---	528,883		---	---	528,883
Other securities		53,619	4,134		---	---	57,753
		106,823	7,395,522		289,154	---	7,791,499
Automobile loans		---	---		296,250	---	296,250
MSRs		---	---		65,001	---	65,001
Derivative assets		4,886	485,428		6,770	(94,082)	403,002
Liabilities
Securitization trust notes payable		---	123,039		---	---	123,039
Derivative liabilities		12,245	246,132		6,939	---	265,316
Other liabilities		---	751		---	---	751

	Fair Value Measurements at Reporting Date Using					Netting	Balance at
(dollar amounts in thousands)	Level 1		Level 2	Level 3		Adjustments (1)	December 31, 2010
Assets
Mortgage loans held for sale	$	---	$754,117	$	---	$ ---	$754,117
Trading account securities:
U.S. Treasury securities		47,430	---		---	---	47,430
Federal agencies: Mortgage-backed		---	10,860		---	---	10,860
Federal agencies: Other agencies		---	24,853		---	---	24,853
Municipal securities		---	30,205		---	---	30,205
Other securities		69,017	3,039		---	---	72,056
		116,447	68,957		---	---	185,404
Available-for-sale and other securities:
U.S. Treasury securities		51,781	---		---	---	51,781
Federal agencies: Mortgage-backed		---	4,754,404		---	---	4,754,404
TLGP securities		---	183,467		---	---	183,467
Federal agencies: Other agencies (3)		---	2,058,376		---	---	2,058,376
Municipal securities		---	305,909		149,806	---	455,715
Private-label CMO		---	---		121,925	---	121,925
Asset-backed securities		---	1,044,438		162,684	---	1,207,122
Covered bonds		---	367,209		---	---	367,209
Corporate debt		---	323,389		---	---	323,389
Other securities		53,286	9,848		---	---	63,134
		105,067	9,047,040		434,415	---	9,586,522
Automobile loans		---	---		522,717	---	522,717
MSRs		---	---		125,679	---	125,679
Derivative assets		23,514	390,361		2,817	(70,559)	346,133
Liabilities
Securitization trust notes payable		---	356,089		---	---	356,089
Derivative liabilities		3,990	233,399		1,851	---	239,240
Other liabilities		---	---		---	---	---

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

58

(2) During 2011, Huntington transferred $469.1 million of federal agencies: mortgage-backed securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. These securities are valued at amortized cost and no longer classified within the fair value hierarchy. All securities were previously classified as Level 2 in the fair value hierarchy.

(3) Amounts were transferred from Level 1 to Level 2 in 2010 due to lack of sufficient market activity for these securities.

The tables below present a rollforward of the balance sheet amounts for the years ended December 31, 2011, 2010, and 2009 for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

	Level 3 Fair Value Measurements
	Year ended December 31, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$	---
Total gains / losses:
Included in earnings	(60,678)	211	---	(1,673)	(3,065)	(6,577)		---
Included in OCI	---	---	---	349	2,070	---		---
Purchases	---	---	1,760	---	---	---		---
Sales	---	---	---	(20,958)	---	---		---
Repayments	---	---	---	---	---	(219,890)		---
Issuances	---	---	---	---	---	---		---
Settlements	---	(1,346)	(56,474)	(27,279)	(39,991)	---		---
Transfers in / out of Level 3	---	---	---	---	---	---		---
Balance, end of year	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250	$	---

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$(60,678)	$(1,135)	$ ---	$(1,494)	$595	$(6,577)	$	---

59

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans	investments
Balance, beginning of year	$176,427	$(4,236)	$11,515	$477,319	$407,098	$ ---		$25,872
Total gains / losses:
Included in earnings	(50,748)	4,413	---	(5,117)	(6,160)	(2,267)		---
Included in OCI	---	---	---	44,475	16,191	---		---
Purchases	---	---	---	---	---	---		---
Sales	---	---	(112,322)	(312,460)	(53,806)	---		---
Repayments	---	---	---	---	---	(266,381)		---
Issuances	---	(1,741)	---	---	---	---		---
Settlements	---	2,530	(73,024)	(82,292)	(16,566)	---		---
Transfers in / out of Level 3 (1)	---	---	323,637	---	(184,073)	791,365		(25,872)
Balance, end of year	$125,679	$966	$149,806	$121,925	$162,684	$522,717	$	---

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$(50,748)	$1,715	$ ---	$5,565	$15,113	$(2,267)	$	---

  (1) Transfers in / out of Level 3 include a transfer in of $323.6 million relating to municipal securities, due to lack of observable market data, a transfer out of $184.1 million of securities related to the consolidation of the 2009 Trust and a transfer in of $791.4 million of loans related to the 2009 Trust.

	Level 3 Fair Value Measurements
	Year ended December 31, 2009
			Available-for-sale securities
						Asset-
		Derivative	Municipal		Private	backed	Automobile		Equity
(dollar amounts in thousands)	MSRs	instruments	securities		label CMO	securities	loans		investments
Balance, beginning of year	$167,438	$8,132	$	---	$523,515	$464,027	$	---	$36,893
Total gains / losses:
Included in earnings	9,707	(5,976)		---	(3,606)	(40,039)		---	408
Included in OCI	---	---		---	93,934	40,385		---	---
Purchases	2,388	(7,100)		---	5,448	211,296		---	1,688
Sales	---	---		---	---	(295,033)		---	---
Repayments	---	---		---	---	---		---	---
Issuances	---	---		---	---	47,119		---	---
Settlements	(3,106)	708		(185)	(141,972)	(20,657)		---	(13,117)
Transfers in / out of Level 3 (2)	---	---		11,700	---	---		---	---
Balance, end of year	$176,427	$(4,236)		$11,515	$477,319	$407,098	$	---	$25,872

The amount of total gains
or losses for the period
included in earnings
(or OCI) attributable to the
change in unrealized gains or
losses relating to assets still
held at reporting date	$9,707	$(8,475)	$	---	$90,328	$(7,406)	$	---	$408

(2) Transferred in to Level 3 as a result of a lack of observable market data due to a decrease in market activity

60

The tables below summarize the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the years ended December 31, 2011, 2010, and 2009.

	Level 3 Fair Value Measurements
	Year ended December 31, 2011
			Available-for-sale securities
						Asset-
		Derivative	Municipal		Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities		label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(60,678)	$6,635	$	---	$ ---	$ ---	$ ---	$	---
Securities gains (losses)	---	---		---	(2,551)	(4,159)	---		---
Interest and fee income	---	---		---	878	1,094	(11,645)		---
Noninterest income	---	(6,424)		---	---	---	5,068		---
Total	$(60,678)	$211	$	---	$(1,673)	$(3,065)	$(6,577)	$	---

	Level 3 Fair Value Measurements
	Year ended December 31, 2010
			Available-for-sale securities
						Asset-
		Derivative	Municipal		Private	backed	Automobile	Equity
(dollar amounts in thousands)	MSRs	instruments	securities		label CMO	securities	loans	investments
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(50,748)	$4,413	$	---	$ ---	$ ---	$ ---	$	---
Securities gains (losses)	---	---		---	(7,149)	(6,554)	---		---
Interest and fee income	---	---		---	2,032	394	(11,202)		---
Noninterest income	---	---		---	---	---	8,935		---
Total	$(50,748)	$4,413	$	---	$(5,117)	$(6,160)	$(2,267)	$	---

	Level 3 Fair Value Measurements
	Year ended December 31, 2009
			Available-for-sale securities
						Asset-
		Derivative	Municipal		Private	backed	Automobile		Equity
(dollar amounts in thousands)	MSRs	instruments	securities		label CMO	securities	loans		investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$9,707	$(5,976)	$	---	$ ---	$ ---	$	---	$ ---
Securities gains (losses)	---	---		---	(5,996)	(53,068)		---	---
Interest and fee income	---	---		---	2,390	13,029		---	---
Noninterest income	---	---		---	---	---		---	408
Total	$9,707	$(5,976)	$	---	$(3,606)	$(40,039)	$	---	$408

Assets and liabilities under the fair value option

Huntington has elected the fair value option for mortgage loans in the held for sale portfolio. The following table presents the fair value and aggregate principal balance of mortgage loans held for sale under the fair value option.

	December 31,
(dollar amounts in thousands)	2011	2010
Fair value	$343,588	$754,117
Aggregate outstanding principal balance	328,641	749,982

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The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the years ended December 31, 2011, 2010 and 2009.

	Net gains (losses) from fair value changes
	Year ended December 31,
(dollar amounts in thousands)	2011	2010	2009

Assets
Mortgage loans held for sale	$13,842	$(5,633)	$(6,312)
Automobile loans	(6,577)	(2,267)	---
Liabilities
Securitization trust notes payable	(7,731)	(9,565)	---

	Gains (losses) included in fair value changes
	associated with instrument specific credit risk
	Year ended December 31,
(dollar amounts in thousands)	2011	2010	2009

Assets
Automobile loans	$6,610	$3,370	$	---

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. For the year ended December 31, 2011, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant
		In Active	Other	Other
		Markets for	Observable	Unobservable	Total
	Year Ended	Identical Assets	Inputs	Inputs	Gains/
(dollar amounts in millions)	December 31,	(Level 1)	(Level 2)	(Level 3)	(Losses)
2011
Impaired loans	$129.0	$ ---	$ ---	$129.0	$(34.1)
Accrued income and other assets	38.4	---	---	38.4	$(2.2)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized. During the year ended December 31, 2011, Huntington identified $129.0 million of impaired loans for which the fair value is recorded based upon collateral value. For the year ended December 31, 2011, nonrecurring fair value losses of $34.1 million were recorded within the provision for credit losses.

Other real estate owned properties are valued based on appraisals and third party price opinions, less estimated selling costs. During the year ended December 31, 2011, Huntington recorded $38.4 million of OREO assets at fair value and recognized losses of $2.2 million, recorded within noninterest expense.

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Fair values of financial instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31, 2011 and 2010 are presented in the following table:

	December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$1,206,911	$1,206,911	$982,926	$982,926
Trading account securities	45,899	45,899	185,404	185,404
Loans held for sale	1,618,391	1,638,276	793,285	793,285
Available-for-sale and other securities	8,078,014	8,078,014	9,895,244	9,895,244
Held-to-maturity securities	640,551	660,186	---	---
Net loans and direct financing leases	37,958,955	36,669,829	36,857,499	35,403,910
Derivatives	403,002	403,002	346,133	346,133

Financial Liabilities:
Deposits	(43,279,625)	(43,406,125)	(41,853,898)	(41,993,567)
Short-term borrowings	(1,441,092)	(1,429,717)	(2,040,732)	(1,982,545)
Federal Home Loan Bank advances	(362,972)	(362,972)	(172,519)	(172,519)
Other long term debt	(1,231,517)	(1,232,975)	(2,144,092)	(2,157,358)
Subordinated notes	(1,503,368)	(1,410,392)	(1,497,216)	(1,377,851)
Derivatives	(265,316)	(265,316)	(239,240)	(239,240)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Loans and Direct Financing Leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

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20. Derivative Financial Instruments

Derivative financial instruments are recorded in the Consolidated Balance Sheets as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, cap, floors, and collars, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 19. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk. At December 31, 2011 and 2010, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $36.4 million and $39.9 million, respectively. The credit risk associated with derivatives used in asset and liability management activities is calculated after considering master netting agreements.

At December 31, 2011, Huntington pledged $233.5 million of investment securities and cash collateral to counterparties, while other counterparties pledged $127.0 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide an additional $3.5 million in collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at December 31, 2011, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands)	Hedges	Hedges	Total
Instruments associated with:
Loans	$ ---	$7,035,000	$7,035,000
Investment securities	---	50,000	50,000
Deposits	988,912	---	988,912
Subordinated notes	598,000	---	598,000
Other long-term debt	35,000	---	35,000
Total notional value at December 31, 2011	$1,621,912	$7,085,000	$8,706,912

The following table presents additional information about the interest rate swaps and caps used in Huntington’s asset and liability management activities at December 31, 2011:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps - receive fixed - generic	$7,085,000	1.6	$64,408	1.49%	0.64%
Total asset conversion swaps	7,085,000	1.6	64,408	1.49	0.64
Liability conversion swaps
Liability conversion swaps - receive fixed - generic	1,591,912	3.6	111,205	2.53	0.55
Liability conversion swaps - receive fixed - callable	30,000	8.8	319	2.98	0.18
Total liability conversion swaps	1,621,912	3.7	111,524	2.54	0.54
Total swap portfolio	$8,706,912	2.0	$175,932	1.68%	0.62%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $113.9 million, $192.2 million, and $167.9 million for the years ended December 31, 2011, 2010, and 2009, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.8 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.8 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At December 31, the fair value of the swap liability of $6.8 million is an estimate of the exposure liability based upon Huntington’s assessment of the potential Visa® litigation losses.

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The following table presents the fair values at December 31, 2011 and 2010 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets
	December 31,
(dollar amounts in thousands)	2011		2010
Interest rate contracts designated as hedging instruments		$175,932		$127,346
Interest rate contracts not designated as hedging instruments		309,496		263,015
Foreign exchange contracts not designated as hedging instruments		4,885		2,845
Total contracts		$490,313		$393,206

Liability derivatives included in accrued expenses and other liabilities
		December 31,
(dollar amounts in thousands)		2011		2010
Interest rate contracts designated as hedging instruments	$	---	$	---
Interest rate contracts not designated as hedging instruments		252,962		233,805
Foreign exchange contracts not designated as hedging instruments		4,318		3,107
Total contracts		$257,280		$236,912

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item:

	Year ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$801	$6,108	$1,430
Change in fair value of hedged deposits (1)	(1,050)	(6,744)	9,417
Change in fair value of interest rate swaps hedging subordinated notes (2)	45,480	19,319	(99,913)
Change in fair value of hedged subordinated notes (2)	(45,480)	(19,319)	99,913
Change in fair value of interest rate swaps hedging other long-term debt (2)	2,493	1,847	(6,201)
Change in fair value of hedged other long-term debt (2)	(2,493)	(1,847)	6,201

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other-long-term debt in the Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

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The following table presents the gains and (losses) recognized in OCI and the location in the Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)			Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)
(dollar amounts in thousands)	2011	2010	2009		2011	2010	2009
Interest rate contracts
Loans	$2,469	$51,943	$(68,365)	Interest and fee income - loans and leases	$3,080	$(116,881)	$117,669
Investment securities	703	---	---	Interest and fee income - investment securities	---	---	---
FHLB Advances	---	---	1,338	Interest expense - FHLB Advances	---	2,580	6,890
Deposits	---	---	326	Interest expense - deposits	---	---	4,153
Subordinated notes	---	---	101	Interest expense - subordinated notes and other long-term debt	27	(1,391)	(2,717)
Other long-term debt	---	---	---	Interest expense - subordinated notes and other long-term debt	---	---	(899)
Total	$3,172	$51,943	$(66,600)		$3,107	$(115,692)	$125,096

Reclassified gains and losses on swaps related to loans and investment securities and swaps related to subordinated debt are recorded within interest income and interest expense, respectively. During the next twelve months, Huntington expects to reclassify to earnings $30.2 million after-tax, of unrealized gains on cash flow hedging derivatives currently in OCI.

The following table presents the gains and (losses) recognized in noninterest income for the ineffective portion of interest rate contracts for derivatives designated as cash flow hedges for the years ending December 31, 2011, 2010, and 2009.

	December 31,
(dollar amounts in thousands)	2011	2010	2009
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	$98	$947	$16,638
FHLB Deposits	---	---	(792)

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at December 31, 2011 and 2010, were $53.2 million and $46.3 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $10.6 billion and $9.8 billion at December 31, 2011 and 2010, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $309.5 million and $263.0 million at the same dates, respectively.

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Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its residential MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	At December 31,
(dollar amounts in thousands)	2011	2010
Derivative assets:
Interest rate lock agreements	$6,770	$2,817
Forward trades and options	1	20,669
Total derivative assets	6,771	23,486
Derivative liabilities:
Interest rate lock agreements	(109)	(1,445)
Forward trades and options	(7,927)	(883)
Total derivative liabilities	(8,036)	(2,328)
Net derivative asset (liability)	$(1,265)	$21,158

The total notional value of these derivative financial instruments at December 31, 2011 and 2010, was $1.7 billion and $2.6 billion, respectively. The total notional amount at December 31, 2011 corresponds to trading assets with a fair value of $10.5 million. Total MSR hedging gains and (losses) for the years ended December 31, 2011, 2010, and 2009, were $42.1 million, $55.0 million, and$(37.8) million, respectively. Included in total MSR hedging gains and losses for the years ended December 31, 2011, 2010, and 2009 were gains and (losses) related to derivatives instruments of $42.2 million, $64.6 million, and$(41.2) million, respectively. These amounts are included in mortgage banking income in the Consolidated Statements of Income.

21. VIEs

Consolidated VIEs

Consolidated VIEs at December 31, 2011 consisted of the Franklin 2009 Trust and certain loan securitization trusts. Loan securitizations include automobile loan and lease securitization trusts formed in 2009, 2008, and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity’s economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The carrying amount and classification of the trusts’ assets and liabilities included in the Consolidated Balance Sheets are as follows:

	2009	2009	2008	2006
	Franklin	Automobile	Automobile	Automobile
	Trust	Trust	Trust	Trust	Total
(dollar amounts in thousands)		December 31, 2011
Assets:
Cash	$ ---	$18,212	$12,722	$52,325	$83,259
Loans and leases	---	296,250	131,563	704,345	1,132,158
Allowance for loan and lease losses	---	---	(1,118)	(5,987)	(7,105)
Net loans and leases	---	296,250	130,445	698,358	1,125,053
Accrued income and other assets	1,117	1,692	610	2,959	6,378
Total assets	$1,117	$316,154	$143,777	$753,642	$1,214,690

Liabilities:
Other long-term debt	$ ---	$123,039	$18,230	$333,644	$474,913
Accrued interest and other liabilities	419	298	40	88	845
Total liabilities	$419	$123,337	$18,270	$333,732	$475,758

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	2009	2009	2008	2006
	Franklin	Automobile	Automobile	Automobile
	Trust	Trust	Trust	Trust	Total
(dollar amounts in thousands)		December 31, 2010
Assets:
Cash	$ ---	$24,513	$19,921	$64,827	$109,261
Loans and leases	---	522,717	295,464	1,196,024	2,014,205
Allowance for loan and lease losses	---	---	(2,541)	(10,286)	(12,827)
Net loans and leases	---	522,717	292,923	1,185,738	2,001,378
Accrued income and other assets	20,447	2,510	1,436	5,131	29,524
Total assets	$20,447	$549,740	$314,280	$1,255,696	$2,140,163

Liabilities:
Other long-term debt	$ ---	$356,089	$151,937	$877,270	$1,385,296
Accrued interest and other liabilities	7,431	693	308	224	8,656
Total liabilities	$7,431	$356,782	$152,245	$877,494	$1,393,952

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Unconsolidated VIEs

The following table provides a summary of assets and liabilities included on Huntington’s Consolidated Financial Statements, as well as the maximum exposure to losses associated with its’ interests, related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary to the VIE.

The included amount of assets and liabilities on Huntington’s Consolidated Financial Statements, as well as Huntington’s maximum exposure to losses, associated with its’ interests in the VIEs for the years ended December 31, 2011 and 2010 were as follows:

	December 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities		Maximum Exposure to Loss

2011 Automobile Trust	$13,377	$	---	$13,377
Tower Hill Securities, Inc.	90,514		65,000	90,514
Trust-Preferred Securities	17,364		554,496	---
Low Income Housing Tax Credit Partnerships	376,098		157,754	376,098
Total	$497,353		$777,250	$479,989

	December 31, 2010
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss
Tower Hill Securities, Inc.	$89,550	$65,000	$89,550
Trust-Preferred Securities	17,519	592,781	---
Low Income Housing Tax Credit Partnerships	315,983	145,003	315,983
Total	$423,052	$802,784	$405,533

2011 AUTOMOBILE TRUST

During the 2011 third quarter, we transferred automobile loans totaling $1.0 billion to a trust in a securitization transaction. The securitization qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of this trust because it has neither the obligation to absorb losses of the entity that could potentially be significant to the VIE nor the right to receive benefits from the entity that could potentially be significant to the VIE. Huntington is not required and does not currently intend to provide any additional financial support to the trust. Investors and creditors only have recourse to the assets held by the trust. The interest Huntington holds in the VIE relates to servicing rights which are included within accrued income and other assets of Huntington’s Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

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TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST-PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Consolidated Balance Sheet as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Consolidated Financial Statements. A list of trust-preferred securities outstanding at December 31, 2011 follows:

(dollar amounts in thousands)	Rate		Principal amount of subordinated note/debenture issued to trust (1)	Investment in unconsolidated subsidiary
Huntington Capital I	1.13	(2)	$111,816	$6,186
Huntington Capital II	1.17	(3)	54,593	3,093
Huntington Capital III	6.69		114,101	10
BancFirst Ohio Trust Preferred	8.54		23,192	619
Sky Financial Capital Trust I	8.56		64,194	1,856
Sky Financial Capital Trust II	3.34	(4)	30,929	929
Sky Financial Capital Trust III	1.77	(5)	72,165	2,165
Sky Financial Capital Trust IV	1.77	(5)	77,320	2,320
Prospect Trust I	3.65	(6)	6,186	186
Total			$554,496	$17,364

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)	Variable effective rate at December 31, 2011, based on three month LIBOR + 0.70.
(3)	Variable effective rate at December 31, 2011, based on three month LIBOR + 0.625.
(4)	Variable effective rate at December 31, 2011, based on three month LIBOR + 2.95.
(5)	Variable effective rate at December 31, 2011, based on three month LIBOR + 1.40.
(6)	Variable effective rate at December 31, 2011, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

During the 2011 fourth quarter, Huntington issued $35.5 million par value Floating Rate Series B Non-Cumulative Perpetual Preferred Stock in exchange for $35.5 million of (1) Huntington Capital I Floating Rate Capital Securities, (2) Huntington Capital II Floating Rate Capital Securities, (3) Sky Financial Capital Trust III Floating Rate Capital Securities and (4) Sky Financial Capital Trust IV Floating Rate Capital Securities. Huntington will pay dividends on the Series B Preferred Stock at a floating rate equal to three-month LIBOR plus a spread of 2.70%.

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Upon receipt of the aforementioned trust preferred securities, Huntington exchanged $32.5 million of the trust preferred securities with the applicable Trust for a like amount of debentures issued by us. The debentures were surrendered to the applicable trustee for cancellation. Huntington anticipates exchanging the remaining $3.0 million of trust preferred securities and retiring the related subordinated debt obligation in the first quarter of 2012.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect their performance of each partnership and therefore Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At December 31, 2011 and 2010, Huntington has commitments of $376.1 million and $316.0 million, respectively, of which $322.5 million and $260.1 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

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22. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Consolidated Financial Statements. The contract amounts of these financial agreements at December 31, 2011, and December 31, 2010, were as follows:

	At December 31,
(dollar amounts in millions)	2011	2010
Contract amount represents credit risk
Commitments to extend credit
Commercial	$8,006	$5,933
Consumer	5,904	5,406
Commercial real estate	610	546
Standby letters of credit	586	607

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the borrower’s credit quality. These arrangements normally require the payment of a fee by the borrower, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a borrower to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.6 million and $2.2 million at December 31, 2011 and 2010, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At December 31, 2011, Huntington had $586 million of standby letters-of-credit outstanding, of which 80% were collateralized. Included in this $586 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with standby letters-of-credit. Under this risk rating system as of December 31, 2011, approximately $116 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage, approximately $411 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $59 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At December 31, 2011 and 2010, Huntington had commitments to sell residential real estate loans of $629.0 million and $998.7 million, respectively. These contracts mature in less than one year.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

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In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $140.0 million at December 31, 2011. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following is a discussion of certain legal matters and events occurring through the date of this filing:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation. On January 18, 2012, the bankruptcy court in the Teleservices adversary proceeding discussed below issued an order staying the plaintiffs from taking any further action in the case, as the money sought in the unjust enrichment claim is the same money sought to be recovered by the Teleservices trustee in the Teleservices adversary proceedings.

On June 22, 2007, a complaint in the United States District Court for the Western District of Michigan (District Court) was filed by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it. A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied. Subsequently, in connection with a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried in April 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank has filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. This motion is currently pending.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank had failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011. The motion is currently pending. In accordance with the Bankruptcy Court’s scheduling order, the Bank filed a motion for summary judgment on September 16, 2011, and a motion to add El Camino and the Cyberco trustee as necessary parties. These motions remain pending. If summary judgment does not enter for either party, the case is scheduled for trial in April 2012.

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In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

Commitments Under Capital and Operating Lease Obligations

At December 31, 2011, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2011, were $44.5 million in 2012, $42.6 million in 2013, $40.4 million in 2014, $38.6 million in 2015, $35.1 million in 2016, and $250.2 million thereafter. At December 31, 2011, total minimum lease payments have not been reduced by minimum sublease rentals of $16.3 million due in the future under noncancelable subleases. At December 31, 2011, the future minimum sublease rental payments that Huntington expects to receive are $5.4 million in 2012; $4.5 million in 2013; $3.4 million in 2014; $2.0 million in 2015; $0.6 million in 2016; and $0.4 million thereafter. The rental expense for all operating leases was $53.5 million, $50.3 million, and $49.8 million for 2011, 2010, and 2009, respectively. Huntington had no material obligations under capital leases.

23. Other Regulatory Matters

Huntington and its bank subsidiary, The Huntington National Bank (the Bank), are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and the Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 risk-based Capital, 8.00% for total risk-based Capital, and 4.00% for Tier 1 leverage capital. To be considered well-capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

As of December 31, 2011, Huntington and the Bank met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1 risk-based capital		Total risk-based capital		Tier 1 leverage capital
(dollar amounts in millions)	2011	2010	2011	2010	2011	2010

Huntington Bancshares Incorporated
Amount	$5,557	$5,022	$6,778	$6,285	$5,557	$5,022
Ratio	12.11%	11.55%	14.77%	14.46%	10.28%	9.41%

The Huntington National Bank
Amount	$4,245	$3,683	$5,753	$5,549	$4,245	$3,683
Ratio	9.30%	8.51%	12.60%	12.82%	7.89%	6.97%

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Tier 1 risk-based capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in OCI, and non-qualifying intangible and servicing assets. Total risk-based capital is the sum of Tier 1 risk-based capital and qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 leverage capital is equal to Tier 1 capital. Both Tier 1 capital and total risk-based capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. The Tier 1 leverage capital ratio is calculated by dividing the Tier 1 capital amount by average total assets for the fourth quarter of 2011 and 2010, less non-qualifying intangibles and other adjustments.

Huntington has the ability to provide additional capital to the Bank to maintain the Bank’s risk-based capital ratios at levels at which would be considered well-capitalized.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2011 and 2010, the average balances of these deposits were $0.8 billion and $0.8 billion, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and nonbank subsidiaries. At December 31, 2011, the Bank could lend $575.3 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for the Company. These funds aid the Company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of undivided profits or if the total of all dividends declared in a calendar year would exceed the total of net income for the current year combined with retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2011, the Bank could not have declared and paid additional dividends to the Company without regulatory approval.

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24. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,
(dollar amounts in thousands)	2011		2010
Assets
Cash and cash equivalents (1)		$917,954	$615,167
Due from The Huntington National Bank (2)		616,565	954,565
Due from non-bank subsidiaries		188,732	225,560
Investment in The Huntington National Bank		4,073,722	3,515,597
Investment in non-bank subsidiaries		759,532	790,248
Accrued interest receivable and other assets		139,076	110,181
Total assets		$6,695,581	$6,211,318

Liabilities and shareholders' equity
Short-term borrowings	$	---	$100
Long-term borrowings		899,779	937,434
Dividends payable, accrued expenses, and other liabilities		377,702	293,242
Total liabilities		1,277,481	1,230,776
Shareholders' equity (3)		5,418,100	4,980,542
Total liabilities and shareholders' equity		$6,695,581	$6,211,318

(1) Includes restricted cash of $125,000 at December 31, 2011 and December 31, 2010.
(2) Related to subordinated notes described in Note 12.
(3) See Huntington’s Consolidated Statements of Changes in Shareholders’ Equity.

Statements of Income	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Income
Dividends from
Non-bank subsidiaries	$68,491	$33,000	$70,600
Interest from
The Huntington National Bank	80,024	82,749	51,620
Non-bank subsidiaries	8,741	12,185	14,662
Other	1,231	2,987	68,352
Total income	158,487	130,921	205,234
Expense
Personnel costs	37,630	30,334	21,206
Interest on borrowings	35,295	23,765	29,357
Other	37,122	49,019	28,398
Total expense	110,047	103,118	78,961
Income before income taxes and equity in undistributed net income of subsidiaries	48,440	27,803	126,273
Income taxes	(10,707)	48,505	20,675
Income (loss) before equity in undistributed net income of subsidiaries	59,147	(20,702)	105,598
Increase (decrease) in undistributed net income (loss) of:
The Huntington National Bank	527,418	344,961	(3,130,329)
Non-bank subsidiaries	(43,952)	(11,912)	(69,448)
Net income (loss)	$542,613	$312,347	$(3,094,179)

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Statements of Cash Flows	Year Ended December 31,
(dollar amounts in thousands)	2011	2010	2009
Operating activities
Net income (loss)	$542,613	$312,347	$(3,094,179)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	(567,566)	(351,049)	3,199,777
Depreciation and amortization	566	685	3,458
Other, net	30,980	(74,802)	(103,464)
Net cash (used for) provided by operating activities	6,593	(112,819)	5,592
Investing activities
Repayments from (advances to) subsidiaries	(39,586)	129,081	393,041
Advances to subsidiaries	485,863	(425,600)	(1,017,892)
Net cash (used for) provided by investing activities	446,277	(296,519)	(624,851)
Financing activities
Proceeds from issuance of long-term borrowings	---	297,375	---
Payment of borrowings	(5,100)	(1,191)	(99,417)
Dividends paid on stock	(92,404)	(136,499)	(162,288)
Payment to repurchase preferred stock	---	(1,398,071)	---
Proceeds from issuance of common stock	---	886,172	1,135,645
Redemption of Warrant to the Treasury	(49,100)	---	---
Other, net	(3,479)	180	(198)
Net cash provided by (used for) financing activities	(150,083)	(352,034)	873,742
Change in cash and cash equivalents	302,787	(761,372)	254,483
Cash and cash equivalents at beginning of year	615,167	1,376,539	1,122,056
Cash and cash equivalents at end of year	$917,954	$615,167	$1,376,539
Supplemental disclosure:
Interest paid	$35,295	$23,765	$29,357

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25. SEGMENT REPORTING

During the 2010 fourth quarter, Huntington reorganized its business segments to better align certain business unit reporting with segment executives to accelerate cross-sell results and provide greater focus on the execution of strategic plans. We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense. All periods have been reclassified to conform to the current period classification.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our traditional banking network of over 600 branches as well as our convenience branches located in grocery stores in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses. Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs. As of September 30, 2011, the SBA reported that Huntington ranked first in our footprint and third in the nation in the number of SBA loans originated during the SBA fiscal year.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate client base located primarily within our core geographic banking markets. Huntington products in this segment include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our primary bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as government entities, not-for-profit organizations, health-care entities, and large, publicly traded companies. Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy. This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community. This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution. These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint. A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

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In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance. With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share. The increase in originations during the current period reflected the strategic decision to enter three new markets: business aircraft finance, rail industry finance, and lender finance.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers of automotive dealerships; financing for the purchase of new and used vehicle inventory by automotive dealerships; and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves professional real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of former private bankers, trust officers, and investment advisors; Huntington Asset Advisors, which provides investment management services; Huntington Asset Services, which offers administrative and operational support to fund complexes; and retirement plan services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, and corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

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Listed below is certain operating basis financial information reconciled to Huntington’s 2011, 2010, and 2009 reported results by business segment:

	Retail &	Regional &	Former
Income Statements	Business	Commercial	Regional				Treasury /	Huntington
(dollar amounts in thousands)	Banking	Banking	Banking		AFCRE	WGH	Other	Consolidated

2011
Net interest income	$932,385	$244,392	$1,176,777		$364,449	$199,536	$(111,592)	$1,629,170
Provision for credit losses	120,018	11,013	131,031		(8,939)	51,967	---	174,059
Noninterest income	405,265	127,315	532,580		77,623	248,764	121,656	980,623
Noninterest expense	947,794	191,701	1,139,495		164,626	356,513	67,866	1,728,500
Provision for income taxes	94,443	59,147	153,590		100,234	13,937	(103,140)	164,621
Operating/reported net income	$175,395	$109,846	$285,241		$186,151	$25,883	$45,338	$542,613

2010
Net interest income	$867,069	$211,511	$1,078,580		$338,312	$169,201	$32,712	$1,618,805
Provision for credit losses	157,994	104,705	262,699		184,757	95,586	91,505	634,547
Noninterest income	394,705	111,237	505,942		73,933	338,633	123,350	1,041,858
Noninterest expense	902,186	158,871	1,061,057		155,963	358,707	98,078	1,673,805
Provision (benefit) for income taxes	70,558	20,710	91,268		25,033	18,740	(95,077)	39,964
Operating/reported net income (loss)	$131,036	$38,462	$169,498		$46,492	$34,801	$61,556	$312,347

2009
Net interest income	$810,658	$190,955	$1,001,613		$277,450	$164,335	$(19,111)	$1,424,287
Provision for credit losses	470,152	393,984	864,136		1,096,030	128,551	(14,046)	2,074,671
Noninterest income	415,471	95,705	511,176		63,929	267,695	162,844	1,005,644
Noninterest expense,
excluding goodwill impairment	796,714	136,885	933,599		150,200	300,799	41,901	1,426,499
Goodwill impairment	---	---	2,573,818	(1)	---	---	33,126	2,606,944
Provision (benefit) for income taxes	(14,258)	(85,473)	(99,731)		(316,697)	937	(168,513)	(584,004)
Operating/reported net income (loss)	$(26,479)	$(158,736)	$(2,759,033)		$(588,154)	$1,743	$251,265	$(3,094,179)

(1) Represents the 2009 first quarter goodwill impairment charge associated with the former Regional Banking segment. The allocation of this amount to the new business segments was not practical.

	Assets at		Deposits at
	December 31,		December 31,
(dollar amounts in millions)	2011	2010	2011	2010

Retail and Business Banking	$13,889	$13,088	$27,536	$29,298
Regional and Commercial Banking	10,186	8,720	4,683	3,538
AFCRE	12,873	13,233	881	753
WGH	7,474	6,971	9,115	7,449
Treasury / Other	10,029	11,808	1,065	816
Total	$54,451	$53,820	$43,280	$41,854

26. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2011 and 2010:

	2011
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First

Interest income	$485,216	$490,996	$492,137	$501,877
Interest expense	70,191	84,518	88,800	97,547
Net interest income	415,025	406,478	403,337	404,330
Provision for credit losses	45,291	43,586	35,797	49,385
Noninterest income	229,352	258,559	255,767	236,945
Noninterest expense	430,274	439,118	428,409	430,699
Income before income taxes	168,812	182,333	194,898	161,191
Provision for income taxes	41,954	38,942	48,980	34,745
Net income	126,858	143,391	145,918	126,446
Dividends on preferred shares	7,703	7,703	7,704	7,703
Net income applicable to common shares	$119,155	$135,688	$138,214	$118,743

Net income per common share -- Basic	$0.14	$0.16	$0.16	$0.14
Net income per common share -- Diluted	0.14	0.16	0.16	0.14

79

	2010
(dollar amounts in thousands, except per share data)	Fourth	Third	Second	First

Interest income	$528,291	$534,669	$535,653	$546,779
Interest expense	112,997	124,707	135,997	152,886
Net interest income	415,294	409,962	399,656	393,893
Provision for credit losses	86,973	119,160	193,406	235,008
Noninterest income	264,220	267,143	269,643	240,852
Noninterest expense	434,593	427,309	413,810	398,093
Loss before income taxes	157,948	130,636	62,083	1,644
Provision (benefit) for income taxes	35,048	29,690	13,319	(38,093)
Net income	122,900	100,946	48,764	39,737
Dividends declared on preferred shares	83,754	29,495	29,426	29,357
Net income applicable to common shares	$39,146	$71,451	$19,338	$10,380

Net income per common share -- Basic	$0.05	$0.10	$0.03	$0.01
Net income per common share -- Diluted	0.05	0.10	0.03	0.01

80